UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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❒	Soliciting Material Under Section 240.14a-12

Summit Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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P. O. Box 179
300 North Main Street
Moorefield, West Virginia 26836
April 11, 2022

Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Summit Financial Group, Inc. (the “Company”), a West Virginia corporation, which will be conducted solely online via live webcast on Thursday, May 19, 2022, at 1:00 p.m., EDT. We continue to embrace the latest technology to enable greater shareholder attendance and participation from any location, while providing a safe experience for our shareholders, employees, and our community.
Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend in person. However, you will be able to attend and participate in the Annual Meeting online and submit your questions prior to and during the meeting by visiting www.meetnow.global/MM5ZCZ2 at the meeting date and time.
Shareholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. Details regarding how to participate in the meeting online and the business to be conducted at the Annual Meeting are more fully described in this proxy statement.
Enclosed is the 2021 Annual Report, Notice of Annual Meeting, Proxy Statement and Proxy Card. Please review the enclosed material and complete, sign, date and return the enclosed Proxy Card regardless of whether you plan to attend the virtual Annual Meeting. Your vote is important so that matters coming before the meeting can be acted upon. You may also vote your shares electronically using the internet or by telephone. If you have any questions regarding the information in the proxy materials, please do not hesitate to call Teresa Ely, Director of Shareholder Relations, (304) 530-1000.

Very truly yours,
Oscar M. Bean
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Nominees for the Class Expiring in 2025	20
Continuing Directors Whose Terms Expire in 2023	22
Continuing Directors Whose Terms Expire in 2024	24
Retirement of Directors	25
Family Relationships	26

EXECUTIVE OFFICERS	27

ITEM 2 – ADOPTION OF NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	28

COMPENSATION DISCUSSION AND ANALYSIS	29
Executive Compensation Program	29
Setting Executive Compensation	30
Plans Covering All Employees	36
Potential Payments Upon Termination or Change of Control	37
Compensation of Named Executive Officers	43

EXECUTIVE COMPENSATION	44
Summary Compensation Table	44
Grants of Plan-Based Awards During 2021	46
Outstanding Equity Awards at December 31, 2021	47
Options Exercised and Stock Vested During 2021	48
Pension Benefits	49
Estimated Payments Upon Termination	50
Director Compensation 2021	54
Pay Ratio	56

COMPENSATION AND NOMINATING COMMITTEE REPORT	57

ITEM 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	57

AUDIT AND COMPLIANCE COMMITTEE REPORT	58
Fees To Independent Registered Public Accounting Firm	59

REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS	60
Shareholder Proposals for the 2023 Annual Meeting	60
Nomination of Directors	60
Stock Transfers	61

ANNUAL REPORT	61

FORM 10-K	61

PROXY STATEMENT
of
SUMMIT FINANCIAL GROUP, INC.
300 North Main Street
Moorefield, West Virginia 26836

ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2022

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Summit Financial Group, Inc. (“Summit,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2022 Annual Meeting of Shareholders and at any adjournment or postponement.
You are invited to attend our Annual Meeting of Shareholders on May 19, 2022, beginning at 1:00 p.m., which will be conducted solely online via live webcast. We continue to embrace the latest technology to enable greater shareholder attendance and participation from any location, while providing a safe experience for our shareholders, employees, and our community.
    You will be able to attend the Annual Meeting online and submit your questions in advance and during the meeting by visiting www.meetnow.global/MM5ZCZ2. It is important to note that shareholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting.

This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 11, 2022.
Cost of Proxy Solicitation
We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, or by facsimile transmission. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.
Multiple Shareholders Sharing the Same Address
Owners of common stock in street name may receive a notice from their broker or bank stating that only one proxy statement will be delivered to multiple shareholders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may contact Teresa Ely, Director of Shareholder Relations, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or by telephone at (304) 530-1000, or by e-mail at tely@summitfgi.com.

VOTING INFORMATION

Shareholders Entitled to Vote
Holders of record of Summit common shares at the close of business on March 30, 2022, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 12,766,063 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.
How You Can Vote
Your vote is important. Shareholders of record may vote their shares electronically at the Annual Meeting or may vote by proxy, by mail, by telephone or by internet. If you choose to vote by mail, a postage-paid envelope is provided.
Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting electronically at the Annual Meeting.
You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.
Vote by Mail
If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
Vote by Telephone or by Internet
    If you have telephone or Internet access, you may submit your proxy by following the instructions on the proxy card.
Voting at the Annual Meeting
The method by which you vote now will in no way limit your right to vote electronically at the Annual Meeting if you later decide to attend the virtual meeting online. To vote during the Annual Meeting, please log-in to www.meetnow.global/MM5ZCZ2 as a shareholder by entering the control number which is printed on your proxy card.
If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote online at the Meeting. Information regarding how to obtain a proxy from the holder of record and how to submit it to Computershare to vote at the Annual Meeting is set forth below under the heading “How to Register to Attend the Annual Meeting Virtually on the Internet”.
All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters
If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote on those matters for you. As of the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.
Required Vote
The presence, online at the Annual Meeting or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
On the record date, there were 12,766,063 shares of common stock outstanding which are held by approximately 1,110 shareholders of record. A majority of the outstanding shares of Summit Financial Group, Inc. will constitute a quorum at the meeting.
A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote for the election of directors.
In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, electronically or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.
At our 2022 Annual Meeting, the total number of directors to be elected is five (5) in the class expiring in 2025. Each shareholder has the right to cast five (5) votes for each share of stock held on the record date.
If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the nominees for each class. The vote represented by the proxies delivered pursuant to this solicitation, which do not contain any instructions, may be cumulated at the discretion of the Board of Directors of Summit Financial Group, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.
For purposes of the ratification of (i) the non-binding resolution to approve compensation of the Company’s named executive officers and (ii) Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the year ended December 31, 2022, an affirmative vote of a majority of the votes cast on each of the proposals is required. In determining whether the proposals have received the requisite number of affirmative votes, abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote.

Information on the Virtual Annual Meeting

How to Attend the Virtual Meeting

    The 2022 Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast on the internet. No physical meeting will be held. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MM5ZCZ2. You will also be able to vote your shares online by attending the Annual Meeting by webcast.

    To login to the virtual Annual Meeting please go to www.meetnow.global/MM5ZCZ2. You join as “Shareholder” or “Guest”. If you join as a “Shareholder” you will be required to have a control number. The unique control number is located in the shaded box on the front of your proxy card. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

    The online meeting will begin promptly at 1:00 p.m. on May 19, 2022, EDT. We encourage you to access the meeting prior to the start of the meeting to leave ample time for the check-in process. Please follow the registration instructions as outlined below.

How to Register to Attend the Annual Meeting Virtually on the Internet

    If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the proxy card that you received.

    If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the internet. To register and attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Summit holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on May 16, 2022.

    You will receive a confirmation of your registration by email after we receive your registration materials.

    Requests for registration should be directed to Summit at the following:

    By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

    By mail:     Computershare
            Summit Financial Group, Inc. Legal Proxy
            P.O. Box 43001
            Providence, RI 02940-3001

How to Submit Questions During the Virtual Meeting

Shareholders as of the record date who attend the virtual Annual Meeting using their control number (as described above) will have the opportunity to submit questions during the meeting. You may submit questions beginning on May 18, 2022 or during the Annual Meeting by going to the virtual meeting site at www.meetnow.global/MM5ZCZ2, log in as a shareholder by entering your unique control number found in the shaded box on the front of your proxy card. Once logged in, click on the Q&A tab at the top of the screen to submit your question. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If a question is submitted about one of the matters in the agenda to be voted on by the shareholders at the Annual Meeting, the question must be submitted at or before the time such matter is before the Annual Meeting for consideration. We will answer questions on any matters in the agenda to be voted on by the shareholders at the Annual Meeting before the voting is closed.

Following adjournment of the formal business of the Annual Meeting, the Company will address appropriate general questions from shareholders regarding the Company. Such questions may be submitted in the field provided in the virtual meeting website during the Annual Meeting. The meeting is not to be used as a forum to present personal matters, or general economic, political, or other views that are not directly related to the business of the Company and the matters properly before the meeting, and therefore questions on such matters will not be answered.

To allow the Company to answer as many proper and relevant questions from as many shareholders as possible, we will limit each shareholder to one question. It will help us if questions are succinct and cover only one topic per question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized, and answered together. The Company does not intend to address any questions that are:

•    irrelevant to the business of the Company or to the business of the Annual Meeting;
•    related to or may take into account material, non-public information of the Company;
•    related to personal grievances;
•    derogatory references to individuals or that are otherwise in bad taste;
•    substantially repetitious of previous questions or statements already made by another shareholder;
•    in furtherance of the shareholder's personal or business interests; or
•    out of order, or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chairman or Corporate Secretary in their reasonable judgment.

All questions will be reviewed by the Chairman. If properly raised, the Chairman will read aloud the question and respond to the question or direct appropriate officers of the Company to respond to the question. We will post on our website (www.summitfgi.com) after the meeting a document that summarizes and answers the questions received. If a question violates the rules of conduct for asking questions, as described above, it will not be summarized or answered. The Company will endeavor to respond individually to appropriate shareholder questions posed but not answered during the Annual Meeting, to the extent that shareholder contact information is provided. Otherwise, shareholders can direct any such inquiries to Teresa Ely, Director of Shareholder Relations at (304) 530-1000.

Technical Assistance During the Virtual Meeting

In the event technical issues delay or disrupt the Company's ability to convene the meeting for longer than thirty minutes, the Company will make an announcement on its website at www.summitfgi.com under the News tab under the heading “Press Releases" regarding a date and time for reconvening the Annual Meeting. In the event of disorder, technical malfunction or other significant problem that disrupts the Annual Meeting, the Chairman may adjourn, recess or expedite the Annual Meeting, or take such other action as the Chairman determines is appropriate in light of the circumstances.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Shareholders should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage shareholders to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it, or you may call 1-888-724-2416 if you have difficulty accessing the virtual Annual Meeting.

Shareholder Account Maintenance
Computershare Shareholder Services is our transfer agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:
Computershare Shareholder Services
P.O. Box 505000
Louisville, KY 40233-5000
(800) 368-5948
www.computershare.com/investor

PRINCIPAL SHAREHOLDERS

The following table lists each shareholder of Summit who is the beneficial owner of more than 5% of Summit’s voting securities as of March 30, 2022.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Common Stock	Castle Creek Capital Partners V, LP 6051 El Tordo P. O. Box 1329 Rancho Santa Fe, CA 92067	744,731	5.84%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	691,390(1)	5.4%
(1) BlackRock, Inc. holds sole dispositive authority for the 691,390 shares and sole voting authority over 678,139 shares. BlackRock, Inc.’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated February 1, 2022 made by BlackRock, Inc. setting forth information as of December 31, 2021.

OWNERSHIP OF SECURITIES BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

As of March 30, 2022, Directors, nominees and executive officers as a group owned 1,730,045 shares or 13.50% of the Company’s common stock as indicated on the tables below. The number of shares shown as beneficially owned by each Director and executive officer is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The information is not necessarily indicative of beneficial ownership for any other purposes.
Unless indicated, to our knowledge, the nominees, other Directors and executive officers named in the tables have sole voting and sole investment power with respect to all shares beneficially owned. As a key employee of the Company, H. Charles Maddy, III may be granted stock options, restricted stock and restricted stock units, performance units, stock settled stock appreciation rights (SARs) and other stock-based awards. Any shares of common stock issuable upon exercise of currently exercisable options and SARs issued to Mr. Maddy within 60 days of March 30, 2022 are deemed to be outstanding and to be beneficially owned by Mr. Maddy for the purpose of computing his percentage ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other nominee or Director.
Under the Company’s bylaws, each Director of the Company is required to own stock in his or her own name with a minimum value of at least $500, which is the requirement imposed by West Virginia law. The Company has also adopted a policy that requires that a director own stock equal to the amount required by West Virginia law to be appointed, and to own at least 2,000 shares of the Company’s common stock within twenty-four months of appointment. Ownership is defined as shares held solely in the Director’s name, shares held through the Company’s employee stock ownership plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement, and shares owned by a company where the Director owns a controlling interest. Common shares held jointly by a Director and the Director’s spouse are counted when determining whether a Director owns 2,000 shares of the Company’s stock as long as the Director owns stock in his or her own name in the amount required by West Virginia law. Directors who are also employees of the Company or its subsidiaries are exempt from this requirement.

The number of shares of Common Stock of the Company beneficially owned by such Directors are set forth in the following table.

Name of Director	Amount of Beneficial Ownership of Summit's Common Stock as of March 30, 2022
	Number of Shares	Percent of Class
Oscar M. Bean	105,600(1)	*
Dewey F. Bensenhaver	34,337(2)	*
Ronald L. Bowling	8,596	*
J. Scott Bridgeforth	7,310(3)	*
James M. Cookman	26,210	*
John W. Crites II	144,526(4)	1.13%
James P. Geary II	41,011(5)	*
Georgette R. George	255,260(6)	2.00%
John B. Gianola	3,286	*
Gary L. Hinkle	506,299(7)	3.97%
Jason A. Kitzmiller	8,246	*
H. Charles Maddy, III	118,904(8)	*
Charles S. Piccirillo	45,263(9)	*
John H. Shott	9,708	*
Ronald B. Spencer	195,168(10)	1.53%
Jill S. Upson	70 (11)	*

(1)    Includes 23,344 shares owned by spouse and 864 held by the Howard Bean Estate for which Mr. Bean serves as the Executor.
(2)    Includes 307 shares owned by spouse.
(3)    Includes 1,150 shares owned by spouse.
(4)    Includes 90,555 Common Shares in three subtrusts created for the benefit of children.
(5)    Includes 7,213 shares of Common Stock owned by spouse and 3,125 shares of Common Stock in the WE Mullenax Trust for which Mr. Geary is the Trustee.
(6)    Includes 41,707 shares owned by self-directed IRA FBO spouse, 76,785 shares held by George Brothers Investment Partnership, 19,228 shares held by Sellaro Enterprises, Inc. and 77,973 held by the Leroy Rashid Estate.
(7)    Includes 63,853 shares owned by Hinkle Trucking, Inc., 4,800 shares owned by spouse, 528 shares owned as custodian for Grandchild, 13,220 shares held by H.T. Services.
(8)    Includes 38,850 shares owned by spouse and 27,704 fully vested shares held in Company's ESOP.
(9)    Includes 582 shares owned by spouse and 9,614 shares of common stock held by Auggus Enterprises.
(10)    Includes 1,368 shares owned by spouse and 93,708 shares owned by a Trust FBO Ronald B Spencer.
(11)    Includes 13 shares owned by spouse.

* Indicates director owns less than 1% of the Company’s Common Stock.

The number of shares of Common Stock of the Company beneficially owned by the Company’s Executive Officers are set forth in the following table. Shares of Common Stock issuable upon exercise of currently exercisable stock-settled stock appreciation rights (SARs) within 60 days of March 30, 2022, are deemed to be outstanding and to be beneficially owned by the Executive Officer holding the SARs for the purpose of computing the percentage ownership of that Executive Officer, but are not treated as outstanding for the purpose of computing the percentage ownership of the other Executive Officers.

Name of Executive Officer	Amount of Beneficial Ownership of Summit's Common Stock as of March 30, 2022
	Number of Shares(8)	Percent of Class
H. Charles Maddy, III	118,904(1)	*
Robert S. Tissue	82,339(2)	*
Patrick N. Frye	38,348(3)	*
Scott C. Jennings	33,609(4)	*
Bradford E. Ritchie	38,340(5)	*
Patricia L. Owens	14,948(6)	*
Danyl R. Freeman	12,026(7)	*

(1)    Includes 38,850 shares owned by spouse and 27,704 fully vested shares held in Company's ESOP.
(2)    Includes 15,273 fully vested shares held in Company's ESOP and 740 shares owned by self-directed IRA FBO spouse.
(3)    Includes 1,500 shares owned as custodian for grandchildren, 11,763 fully vested Common Shares held in Company's ESOP, 20,000 shares are pledged as collateral.
(4)    Includes 16,654 fully vested Common Shares held in Company's ESOP.
(5)    Includes 7,036 fully vested Common Shares held in Company's ESOP, 6,000 shares are pledged as collateral.
(6)    Includes 4,518 fully vested Common Shares held in Company's ESOP.
(7)    Includes 9,772 fully vested shares held in Company's ESOP.
(8)    For purposes of the above table the number of shares of common stock that would be issuable under the vested SARs awarded in 2015 is based on the market price of the Company’s stock as of March 30, 2022 of $25.60 and the base price of $12.01, the fair market value of the Company’s stock as of April 23, 2015, the date of grant of the SARs. The number of shares of common stock that would be issuable under the vested SARs awarded on February 9, 2017 is based on the market price of the Company’s stock as of March 30, 2022 of $25.60 and the base price of $26.01, the fair market value of the Company’s stock as of February 9, 2017, the date of grant of the SARs. The number of shares of common stock that would be issuable under the vested SARs awarded on February 7, 2019 is based on the market price of the Company’s stock as of March 30, 2022 of $25.60 and the base price of $23.94, the fair market value of the Company’s stock as of February 7, 2019, the date of grant of the SARs.

* Indicates executive officer owns less than 1% of the Company’s Common Stock.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require the Company’s directors and executive officers and greater than ten percent shareholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Based solely on our review of copies of such reports received and/or written representations from such directors and executive officers and ten percent shareholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent shareholders were complied with during fiscal year 2021 except for Ronald L. Bowling, John B. Gianola, Charles S. Piccirillo, and Ronald Spencer who each had one late filing relating to one transaction and Jill S. Upson who had two late filings relating to two transactions.

GOVERNANCE OF THE COMPANY

Corporate Governance

The Company is committed to maintaining strong corporate governance and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Sarbanes-Oxley Act of 2002, among other things, establishes a number of corporate governance standards and disclosure requirements. In addition, the Company is subject to the corporate governance and Marketplace Rules promulgated by NASDAQ. In light of the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ corporate governance and Marketplace Rules, Summit has a Compensation and Nominating Committee and an Audit and Compliance Committee, all of the members of which are independent as defined by the NASDAQ listing standards and the SEC rules. The Compensation and Nominating Committee and the Audit and Compliance Committee have each adopted charters which are reviewed and assessed on an annual basis. The Company has adopted a Code of Ethics that applies to all directors, executive officers and employees of Summit Financial Group, Inc. and its subsidiaries. The Code of Ethics also contains supplemental provisions that apply to the Company’s Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer (the “Senior Financial Officers”). In addition, the Code of Ethics contains procedures for reporting violations of the Code of Ethics involving the Company’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls and auditing matters. A copy of the Code of Ethics is available on the Company’s website at www.summitfgi.com.
Board Education
The Company provides onboarding for new directors and opportunity for education and training for all board members to foster board effectiveness. In-house educational sessions are provided to all directors annually with subjects covering:
•    Bank Secrecy Act (BSA)/Anti-Money Laundering (AML)
•    Fair Lending
•    Unfair, Deceptive, or Abusive Acts or Practices (UDAAP)
•    Home Mortgage Disclosure Act
•    Insider Lending
•    Complaints
•    Regulation BB – Community Reinvestment Act

Additional topics may be included as appropriate related to products, services or lines of business that have potential risk to the Company and other topics as identified by the board of directors or management from time-to-time.

Board members are also provided opportunities for external director education covering a range of issues facing the board to assist directors in staying abreast of the latest developments. The external education opportunities are offered at various times of the year by professional organizations.
Board and Committee Membership
During 2021, the Board of Directors met eleven (11) times. All of our Directors attended 75% or more of the meetings of the Board and the meetings held by committees of the Board on which the directors served in 2021.
The Company has a standing Executive Committee, Audit and Compliance Committee, Compensation and Nominating Committee, Equity Compensation Committee, Asset/Liability and Funds Management Committee and ESOP/401(K) Committee.
Board Leadership Structure
The Board of Directors of the Company is led by a Chairman who is not the Chief Executive Officer. Oscar M. Bean currently serves as the Chairman of the Board and H. Charles Maddy, III is the Company’s Chief Executive Officer. The Board believes that it is important to formally separate the roles of Chairman of the Board of Directors and the Chief Executive Officer. The separation of these roles results in a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The Board also believes that directors will be more likely to challenge the Chief Executive Officer if the Chief Executive Officer is not the Chairman of the Board.
Board’s Role in Risk Oversight
Senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of risk as part of their responsibilities. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management and reports from committees of the Board on areas of material risk to the Company, including operational, market, credit, financial, legal and regulatory risks. This enables the Board, senior management, and the committees of the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.
During 2021, the Board reviewed the continued impact of the COVID-19 pandemic and its effect on the Company’s employees and clients. Management continued several strategies and initiatives initially implemented in 2020 to mitigate adverse impacts. In order to protect employees and assure workforce continuity, management utilized flex time scheduling, when possible, for essential roles in the operation centers.

BOARD DIVERSITY MATRIX AS OF APRIL 11, 2022
Total Number of Directors	16
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	14	-	-
Part II: Demographic Background
African American or Black	1	-	-	-
White	1	14	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-
Directors who are Military Veterans	1

Human Capital Management
The Board and its committees review and discuss with management matters related to human capital management, including the Company’s commitments and progress on diversity and inclusion, compensation and benefits, business conduct and compliance, and executive succession planning.

As discussed in more detail in the Company’s Form 10-K included in the 2021 Annual Report, the Company focuses on competitive compensation and benefits to attract and retain the best employees, including the ability to participate in our 401(k) defined contribution plan and Employee Stock Ownership Plan as further discussed on page 36. The Company also supports professional development and on the job training to help our team members improve their skills to prepare them for advancement within the Company.  We support work-life balance by offering paid time off for vacation, holidays, sick leave, and bereavement.

Summit values diversity in our employees, customers, suppliers, marketplace, and community.   We believe employing a diverse workforce that is reflective of our customers and the communities that we serve helps us to better identify and deliver ‘Service Beyond Expectations’ to meet our customers’ and communities’ particular financial needs.  Consistent with these efforts, 78% of our workforce is gender/racial diverse.

Environmental and Social Practices
The following sections describe steps taken by the Company to promote environmental sustainability and social responsibility.

Environmental

The Company has been a forerunner in making its operations more sustainable and reducing its carbon footprint. In 1999, the Company adopted a less-paper initiative in which it commenced imaging checks, emailing monthly bank statements, and scanning and indexing loan documents. The Company promotes the use of technology to reduce its carbon footprint. In 2018, the Company adopted a system for electronic execution of documents when opening deposit accounts for customers and closing loans for customers. The Company encourages all bank customers to view and execute deposit and loan accounts electronically. Tellers at all locations no longer use paper tickets and instead use virtual tickets to reduce the use of paper and increase efficiency in processing transactions. Currently, the Company shreds and recycles paper used in its branch offices. The Company uses digital channels to provide carbon neutral banking products and services to its customers, employees and Board members, including an internet banking system, a mobile digital banking system, E-Deposit services, E-signature on loan documents, paperless statements, and a board portal for electronically providing Board materials and information. The Company also uses video conferencing and other technology to reduce its employees travel between branches. The Company has implemented numerous energy conservation methods in its branch offices including converting lighting in branches to LED lighting (with 12 branches fully converted to LED lighting, 2 branches where the exterior lighting has been converted and 31 branches which are in process of phasing in LED lighting); installing light activation motion sensors; installing energy efficient HVAC units and replacing mulch with stone scaping.

Social Responsibility

Through its banking subsidiary, Summit Community Bank, the Company supports its community through community development loans, investments in community development projects, donations to non-profit organizations, charitable enterprises and community organizations and community service projects performed by employees. In 2021, Summit Community Bank made approximately $86.2 million in community development loans, invested $28.1 million in qualified community development projects, and donated approximately $175,000 to various charities, community organizations, food pantries and schools. In 2020 and 2021, the employees of the Company and Summit Community Bank devoted numerous hours volunteering in the local communities across the Company’s footprint.

Anti-Hedging Policy
All of the Company’s directors, officers and employees are subject to the Summit Financial Group, Inc. Company Stock Transaction Policy. This policy provides that it is improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. Specifically, the policy discourages directors and officers and other employees and prohibits insiders from engaging in short-term trading and short sales of the Company’s securities. The policy also discourages directors, officers and employees from engaging in transactions in the Company’s stock in puts, calls or other derivative securities on an exchange or in any other organized market and from holding the Company’s securities in a margin account. In addition to the above-mentioned transactions, the Company also prohibits directors, officers and employees from engaging in any form of hedging strategy through which such person’s investment position would be improved as a result of a decrease in the value of the Company’s stock.
Board Member Attendance at Annual Meeting
The Company does not have a policy with regard to directors’ attendance at annual meetings. Eight (8) of fifteen (15) incumbent members of the Board of Directors attended the 2021 Annual Meeting of Shareholders.
Shareholder Communication with Directors
The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any of the individual Directors. Shareholders may send written communications to the Board of Directors or to any of individual Director c/o Corporate Secretary at the following address: Summit Financial Group, Inc., P. O. Box 179, 300 North Main Street, Moorefield, West Virginia 26836. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board of Directors or to the individual Directors on a periodic basis.

Transactions with Related Persons
The Company has written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors, nominees for director, and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding voting stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
Directors and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with Summit Community Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Summit and did not involve more than the normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
The Board of Directors reviewed all transactions with related parties since January 1, 2021, to determine if such transactions were required to be reported in this Proxy Statement. The Company has not entered into any transactions with related persons since January 1, 2021, that met the threshold for disclosure in this Proxy Statement under the relevant SEC rules, nor has the Company entered into a current transaction, in which the amount of the transaction exceeds the threshold for disclosure in this Proxy Statement under relevant SEC rules and in which a related person had or will have a direct or indirect material interest.
Independence of Directors and Nominees
The Board of Directors annually reviews the relationships of each of its members with the Company to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules.
The Board of Directors reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors in order to determine the independence of the current members of the Board of Directors and the nominees for election as a director of the Company.
Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors determined that the following nominees and current members of the Board of Directors are independent: Oscar M. Bean, Dewey F. Bensenhaver, J. Scott Bridgeforth, James M. Cookman, John W. Crites, II, James P. Geary, II, Georgette R. George, John B. Gianola, Gary L. Hinkle, Jason A. Kitzmiller, Charles S. Piccirillo, John H. Shott, Ronald B. Spencer and Jill S. Upson. H. Charles Maddy, III is not independent because he is an executive officer of the Company and Ronald L. Bowling is not independent because he was employed by a subsidiary of the Company during 2019 and received compensation for such services.

The NASDAQ listing standards contain additional requirements for members of the Compensation and Nominating Committee and the Audit and Compliance Committee. All of the directors serving on each of these committees are independent under the additional requirements applicable to such committees.
The Board considered the following relationships in evaluating the independence of the Company’s Directors and determined that none of the relationships constitute a material relationship with the Company and each of the relationships satisfied the standards for independence:
•    Summit Community Bank, Inc., a subsidiary of the Company, provided lending and/or other financial services to each member of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2021 and 2020 in the ordinary course of business and on substantially the same terms as those available to unrelated parties; and
•    Oscar M. Bean, James P. Geary, II, Charlie S. Piccirillo and Georgette George’s husband are partners of law firms that received payments for legal services provided to the Company or its subsidiaries during 2021 and 2020. The legal fees received were less than 1% of each of the law firms’ and Summit’s revenue in 2021 and 2020. Each law firm received less than $10,000 in legal fees from the Company and its subsidiaries in 2021 and 2020, except for Geary and Geary who received $11,803 in legal fees in 2021.
Executive Committee
The Executive Committee, on an as needed basis, approves loans above specified limits and performs such duties and exercises such powers as delegated to it by the Company’s Board of Directors. The current members of the Company’s Executive Committee are Oscar M. Bean, Chairman, John W. Crites, II, James P. Geary, II, Georgette R. George, Gary L. Hinkle, H. Charles Maddy, III and Charles S. Piccirillo. The Executive Committee met two times in 2021.
Audit and Compliance Committee
The Audit and Compliance Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the quality and integrity of Summit’s financial reports. This entails:
•    Serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system.
•    Providing direction to and oversight of the Company’s internal audit function.
•    Reviewing and appraising the efforts of the Company’s independent auditors.
•    Maintaining a free and open means of communication between directors, internal audit staff, independent auditors, and management.
The Audit and Compliance Committee has adopted a written charter, a copy of which is available on the Company’s web site at www.summitfgi.com. The Audit and Compliance Committee charter requires that the committee be comprised of five (5) or more directors. The Audit and Compliance Committee met four times in 2021.

Current members of this committee are John B. Gianola, Chairman, John W. Crites, II, Georgette R. George, Gary L. Hinkle, Jason A. Kitzmiller, Charles S. Piccirillo and Ronald B. Spencer. All members of the Audit and Compliance Committee are independent, as independence is defined under the NASDAQ listing standards.
Pursuant to the provisions of the Sarbanes-Oxley Act, which was enacted in 2002, the SEC adopted rules requiring companies to disclose whether or not at least one member of the Audit and Compliance Committee is an “audit committee financial expert” as defined in such rules.
Under the SEC rules, an “audit committee financial expert” has the following attributes:
•    An understanding of generally accepted accounting principles and financial statements;
•    An ability to assess the general application of accounting principles generally accepted in the United States of America in connection with the accounting for estimates, accruals and reserves;
•    Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;
•    An understanding of internal controls and procedures for financial reporting; and
•    An understanding of audit committee functions.
A person must possess all of the above attributes to qualify as an audit committee financial expert.
Based on Director Questionnaires, the Board of Directors has determined that John W. Crites, II and John B. Gianola of the Audit and Compliance Committee possess all of the above five attributes so as to be deemed “audit committee financial experts” under the SEC rules.
In addition, John W. Crites, II, John B. Gianola and Gary L. Hinkle each qualify as a “financial expert” under the NASDAQ Marketplace Rules, which standards are different from the SEC rules. Under the NASDAQ Marketplace Rules, a “financial expert” must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual’s financial sophistication, including being a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Mr. Crites, Mr. Gianola and Mr. Hinkle have the necessary experience to qualify them as “financial experts” under the NASDAQ Marketplace Rules.
For information concerning the audit fees paid by the Company in 2021 and for information about the Company’s independent auditors generally, see the Audit and Compliance Committee Report on page 59 of these Annual Meeting materials.

Compensation and Nominating Committee
The Compensation and Nominating Committee must consist of a minimum of four (4) independent, outside directors. Current members of the Compensation and Nominating Committee are Oscar M. Bean, Chairman, Dewey F. Bensenhaver, James M. Cookman, James P. Geary, II, John B. Gianola, Gary L. Hinkle and Charles S. Piccirillo. The Equity Compensation Committee is a sub-committee of the Compensation and Nominating Committee and consists of the following members: Oscar M. Bean, Dewey F. Bensenhaver, James M. Cookman, John B. Gianola, Gary L. Hinkle and Charles S. Piccirillo
The Compensation and Nominating Committee has adopted a written charter, a copy of which is available on the Company’s website at www.summitfgi.com.
The Committee meets at scheduled times during the year as required, generally one to two times. The Committee reports on Committee actions at Board meetings. The Committee has the authority to retain outside counsel and any other advisors as the Company may deem appropriate in its sole discretion. The Compensation and Nominating Committee met two times in 2021.
Processes and Procedures Relating to Executive Compensation
One purpose of the Compensation and Nominating Committee is to review, approve and report to the Board of Directors the compensation of all executive officers of the Company who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (the “Executive Officers”), including salaries and bonuses, and to approve and report to the Board of Directors all other incentive and equity compensation awards. The Compensation and Nominating Committee also annually reviews the Board Attendance and Compensation Policy which includes the compensation paid to the Board of Directors. The Compensation and Nominating Committee recommends any revisions to the Board Attendance and Compensation Policy to the full Board of Directors for approval. The Committee’s primary processes and procedures for carrying out these purposes include:
•    Scope of Authority. The Committee has the following duties and responsibilities:
•    Annually review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”) established by the Board of Directors, evaluate the CEO’s performance in light of these goals and objectives, and review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation for the CEO.
•    Annually review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation, for all other Executive Officers.
•    Review, approve and report to the Board of Directors compensation packages for new Executive Officers and termination packages for Executive Officers.
•    Review and make recommendations to the Board of Directors for ratification decisions relating to long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board of Directors, the Equity Compensation Committee acts on behalf of the Board of Directors and the Compensation and Nominating Committee as the “committee” established to administer equity-based and employee benefit plans, and as such, discharges any responsibilities imposed on the committee under those plans, including making and authorizing grants in accordance with the terms of those plans. All such grants must be ratified by the Board of Directors.

•    Make recommendations to the Board of Directors with respect to matters relating to incentive compensation and equity-based plans which are appropriate for action by the Board of Directors under applicable NASDAQ and SEC rules.
•    Oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes.
•    Review all director compensation and benefits for service on the Board and Board committees and recommend any changes to the Board as necessary.
•    Delegation of Authority. The Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate.
•    Role of Executive Officers. The Chief Executive Officer provides the Committee with a verbal performance assessment and compensation recommendation for each of the other Executive Officers. In addition to the following items, these performance assessments and recommendations are considered by the Committee in reviewing, approving and reporting to the Board the compensation arrangements of each Executive Officer other than the CEO: (i) an assessment of the Company’s performance, (ii) the perquisites provided to the Executive Officers, (iii) the salaries paid by a peer group to executive officers holding equivalent positions, (iv) tally sheets showing the aggregate amount of all components of compensation paid to the Executive Officers, and (v) the complexity of the job duties of each Executive Officer.
•    Role of Independent Consultant. The Committee has the authority to retain any advisors as the Committee deems appropriate in carrying out its duties, but only after taking into consideration factors relevant to the advisor’s independence from management specified in the NASDAQ listing standards. The Committee has not retained the services of an independent consultant in reviewing and approving the form and amount of executive and director compensation.
Policies and Procedures Relating to the Nomination of Directors and Board Diversity
The Compensation and Nominating Committee assists the Board in (i) identifying qualified individuals to become board members, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess board effectiveness, and (iv) developing and implementing the Company’s corporate governance guidelines.
In determining nominees for the Board of Directors, the Compensation and Nominating Committee selects individuals who have the highest personal and professional integrity and who have demonstrated exceptional ability and judgment. The Committee also selects individuals who are most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. In identifying first-time nominees for director, or evaluating individuals recommended by shareholders, the Compensation and Nominating Committee determines, in its sole discretion, whether an individual meets the minimum qualifications approved by the Board of Directors and may consider the current composition of the Board of Directors in light of the diverse communities served by the Company and the interplay of the candidate’s experience with the experience of other Board members.

In performing its responsibilities for identifying, recruiting and recommending nominees for director, the Compensation and Nominating Committee will consider all aspects of each candidate’s qualifications and skills in the context of the needs of the Company at that time with a view to creating a Board with a diversity of experience and perspectives, including diversity with respect to race, gender, geography and areas of expertise. In 2021, the Compensation and Nominating Committee committed to increase the diversity of the Board, and amended its charter to expand the definition of diversity of board experience and perspectives to include ethnicity, nationality, sexual orientation, disabilities and cultural background. Prior to this revision, the definition of diversity of board experience and perspectives only included race, gender, geography and areas of expertise. In addition, the Compensation and Nominating Committee achieved its goal for 2021 of adding a diverse board member during 2021 and having at least one woman and one diverse board candidate for consideration by the shareholders at the 2022 Annual Meeting. The Company has also added a question to its Director and Officer Questionnaire to require directors and officers to self-identify diverse characteristics to allow the Company to assess and track this information. This will allow the Company to monitor its progress in promoting diversity of the Board of Directors as well as diversity of the Company’s management.
The Compensation and Nominating Committee does not have a specific policy with regard to the consideration of persons nominated for Directors by shareholders. The Articles of Incorporation of the Company describe the procedures that a shareholder must follow to nominate persons for election as Directors. For more information regarding these procedures, see Requirements, Including Deadline for Submission of Shareholder Proposals, Nomination of Directors and Other Business of Shareholders on page 60 of these Annual Meeting materials. The Compensation and Nominating Committee will consider nominees for Director recommended by shareholders provided the procedures set forth in the Articles of Incorporation of the Company are followed by shareholders in submitting recommendations.The Committee does not intend to alter the manner in which it evaluates nominees, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.
Director Qualifications and Review of Director Nominees
In connection with the Director nominations for the 2022 Annual Meeting, the Compensation and Nominating Committee considered the Nominee’s and the Continuing Directors’ roles in identifying and understanding the Company’s risks and overseeing the Company’s compliance with its risk management program. These considerations were in addition to the qualifications, skills and attributes described above that are considered by the Compensation and Nominating Committee in selecting Nominees for the Board of Directors.
In addition to fulfilling the above criteria, all of the Nominees for election to the class expiring in 2025 are independent under the NASDAQ listing standards and the SEC rules except Ronald L. Bowling. All of the directors whose terms expire in 2023 and 2024 (the “Continuing Directors”) are independent under the NASDAQ listing standards and the SEC rules except H. Charles Maddy, III. Mr. Maddy is not independent as he is an executive officer and employee of the Company. Mr. Bowling is not independent because he was employed by a subsidiary of the Company in 2019 and received compensation for such services.
Each Nominee and Continuing Director brings a strong and unique background and set of skills to the Board providing the Board as a whole competence and experience in a wide variety of areas including banking, accounting, audit and financial reporting, legal, finance, renewable energy, governmental relations, business management, contracting, insurance, timber, transportation, farming, hospitality and retail.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors is divided into three (3) classes. The terms of the Directors in each class expire at successive annual meetings. Five (5) Directors will be elected at our 2022 Annual Meeting to serve a three-year term expiring at our Annual meeting in 2025. If the proposed nominees are elected, the Company will have a Board of Directors consisting of three classes of five (5) directors.
The persons named in the enclosed proxy intend to vote the proxy for the election of each of the five (5) nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.
The Board of Directors has proposed the following nominees for election as Directors, with three-year terms expiring at the Annual Meeting in 2025: Oscar M. Bean, John W. Crites, II, James P. Geary, II, Charles S. Piccirillo and Jill S. Upson. All of the nominees were recommended by the Compensation and Nominating Committee and approved by the Board of Directors of the Company. Each of the nominees are Directors standing for re-election.
The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.
We expect each nominee for election as a Director to be able to serve if elected. To the extent permitted by applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.
The principal occupation, experience, qualifications, skills, and other attributes considered by the Board in concluding that the nominees and other Directors whose terms of office continue after the Annual Meeting are qualified to serve as Directors of the Company are set forth below on the following pages 20-25.
Nominees for the Class Expiring in 2025

Name	Age as of the May 19, 2022 Meeting Date	Year First Elected Director
Oscar M. Bean	71	1987
John W. Crites, II	52	2016
James P. Geary, II	66	2007
Charles S. Piccirillo	67	1998
Jill S. Upson	55	2021

Oscar M. Bean has served as a member of the Board of Directors of the Company since 1987 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1978.  Mr. Bean was named Chairman of the Board of the Company in 1995, and has served in this capacity for the last 25 years.  Mr. Bean is a Partner of Bean & Bean, Attorneys at Law and was formerly the prosecuting attorney of Hardy County, West Virginia.  Mr. Bean served on the Board of the Moorefield Scholarship Fund and served as a member of the West Virginia University College of Law Visiting Committee.  Mr. Bean is currently the Chairman of the Eastern West Virginia Community and Technical College Foundation. Since March, 2017, Mr. Bean has been a member of the West Virginia Supreme Court’s Character Committee which interviews applicants who seek to be admitted to practice law in the State of West Virginia. Mr.

Bean also chairs the Executive Committee and Compensation and Nominating Committee and is a member of the Asset/Liability and Funds Management Committee and the Equity Compensation Committee.
John W. Crites, II has served as a member of the Board of Directors of the Company since 2016. Mr. Crites has served as the President of Allegheny Wood Products, Inc. since April, 2006. Prior to this time, Mr. Crites served as general manager of Allegheny Wood Products, Inc. where he was actively involved in the overall operations of the company. Mr. Crites also serves as the President and owner of Appalachian Wood Pellets, Inc. Mr. Crites earned his Bachelor of Science degree in forestry, wood industries, from West Virginia University. Mr. Crites serves on the board of directors of the Hardwood Federation and is a member of the WVU Forestry Endowment Trust Committee and the Young Presidents Organization. Mr. Crites is a past member of the Board of Directors of the National Hardwood Lumber Association and Appalachian Hardwood Manufacturers Association. He had also served on the Strategic Planning Committee for the Grant County Board of Education and was a member of the Strategic Review Committee for the WVU School of Forestry. Mr. Crites is a member of the Executive Committee, the Audit and Compliance Committee and the Asset/Liability and Funds Management Committee.
James P. Geary, II has served as a member of the Board of Directors of the Company since 2007 and served as a member of the Board of Directors of Summit’s banking subsidiary from 2007 to 2008. Mr. Geary was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May 2011. Mr. Geary is a Partner of the law firm Geary & Geary and is a real estate broker for Landimer, Inc.  Mr. Geary is a title insurance agent for Old Republic Title Insurance Company and First American Title Insurance Company.  Mr. Geary earned his Bachelor of Science degree in accounting from the West Virginia University School of Business and received his law degree from the West Virginia University College of Law.  Mr. Geary is a current member of the West Virginia Forestry Association.  Mr. Geary has served as a mediator in the 21st and 22nd West Virginia Judicial Circuits and serves as the Mental Hygiene Commissioner in the 21st West Virginia Judicial Circuit. Mr. Geary is a charter member of the Grant and Hardy County Gideons and is the Faithfund Regional Program Leader of the West Virginia Gideons International.  Mr. Geary was also a professor at Shepherd College, Shepherdstown, West Virginia.  Mr. Geary is a member of the Executive Committee, the Compensation and Nominating Committee and the Asset/Liability and Funds Management Committee.
Charles S. Piccirillo has served as a member of the Board of Directors of the Company since 1998 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1996 to 2008. Mr. Piccirillo was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May 2011. Mr. Piccirillo was a member in the law firm of Shaffer & Shaffer, PLLC through December 30, 2020, at which time he became counsel to Shaffer & Shaffer, PLLC. On January 1, 2021, Mr. Piccirillo established and is the sole member of C.S. Piccirillo Law, PLLC. Mr. Piccirillo is also a Partner with Lawoff Associates, and President of Auggus Enterprises, Inc., both of which are real estate entities. Mr. Piccirillo received his law degree from the West Virginia University College of Law in 1980 and Mr. Piccirillo is a member of the Executive Committee, the Audit and Compliance Committee, the Compensation and Nominating Committee and the Equity Compensation Committee.
Jill S. Upson has served as a member of the Board of Directors of the Company and Summit’s banking subsidiary since November 18, 2021.  Ms. Upson is the Executive Director of the Herbert Henderson Office of Minority Affairs. She was appointed to this cabinet-level position in December 2018 after serving four years as a legislator in the West Virginia House of Delegates. Elected twice to the

West Virginia House of Delegates, Ms. Upson served as Vice Chair of the Banking and Insurance Committee in addition to serving on various committees, caucuses, and commissions. Due to her steadfast leadership in criminal justice reform, Ms. Upson was recognized by the Governor of West Virginia with his Civil Rights Award. Ms. Upson holds the distinction of making state history as the first black Republican woman elected to the West Virginia House of Delegates. She also serves as Chair of the Martin Luther King, Jr. State Holiday Commission. Ms. Upson formed and chairs the COVID-19 Advisory Commission on Racial Disparities which continues to lead in statewide equitable vaccine distribution. She also successfully spearheaded all weekly minority COVID-19 testing sites in multiple locations throughout the State of West Virginia during the height of the pandemic. Ms. Upson earned a Bachelor of Science degree in Business Administration from Shepherd University and is expected to complete an MBA from Liberty University in early 2022. Ms. Upson is a member of the Asset/Liability and Funds Management Committee and the ESOP/401(k) Committee.
Continuing Directors Whose Terms Expire in 2023

Name	Age as of the May 19, 2022 Meeting Date	Year First Elected Director
Ronald L. Bowling	67	2020
J. Scott Bridgeforth	58	2011
Georgette R. George	61	2010
John B. Gianola	68	2016
John H. Shott	73	2017

Ronald L. Bowling has served as a member of the Board of Directors since January 1, 2020. Mr. Bowling served as Market President for Summit’s banking subsidiary from January 1, 2019 to December 31, 2019. Mr. Bowling was past Chairman, President, CEO and Director of the former First Peoples Bank from April 2011 to December 31, 2018. Mr. Bowling has over 46 years of banking experience. Mr. Bowling received his Bachelor of Science degree in business administration with concentration in accounting from Concord College and is a licensed Certified Public Accountant. Mr. Bowling is the past president and director of the West Virginia Community Bankers Association, past director of the Wyoming County Economic Development Authority and past director of the West Virginia Bankers Association. Mr. Bowling is a member of the Wyoming County Council on Aging and Director of City of Mullens Foundation. Mr. Bowling is a member of the ESOP/401(k) Committee and the Asset/Liability and Funds Management Committee.
J. Scott Bridgeforth has served as a member of the Board of Directors since 2011. Mr. Bridgeforth has served as a member of the Board of Directors of Summit’s banking subsidiary since 1999. Mr. Bridgeforth is currently the owner and Vice-President of Royal Crown Bottling Company of Winchester, Inc. and Royal Crown Bottling Company of Hagerstown, Maryland, and the owner and President of Sure Bet Services, Inc. Mr. Bridgeforth received his Bachelor of Business Administration degree in business management from James Madison University and has 31 years of experience in owning and operating his own business. Mr. Bridgeforth is a member of the ESOP/401(K) Committee and Asset/Liability and Funds Management Committee.
Georgette R. George has served as a member of the Board of Directors since 2010. Ms. George also served as a member of the Board of Directors of Summit from March 1998 to December 1999 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1995 to 2005. Ms. George was re-appointed as a member of the Board of Directors of Summit’s banking subsidiary in December 2009. Ms. George is the Chief Executive Officer and Executive Team Member of Monarch Holdings. She has been engaged with the businesses within Monarch for more than 30 years. She is a principal in a number of business enterprises involved in various retail, office, and hotel development projects, of which she manages the administrative, hotel, and financial operations. She has most recently been involved in the development and sale of a SaaS business targeted for the hotel industry. In addition, Ms. George is the co-president of Affiliate Services and vice-president of Ridgeline, Inc. Previously, she held a position in sales management at the Hewlett-Packard Company where she received the President’s

Award, that company’s highest sales achievement award. Ms. George has a strong understanding of business management and finance through her experience in managing and operating multiple businesses. Ms. George has served on the Boards of numerous non-profit organizations, including the Thomas Hospital Foundation, Community Council of Kanawha Valley, and the Convention Bureaus of the cities of both Charleston and South Charleston. She currently serves as a director of the West Virginia Regional Technology Park Corp, Greater Kanawha Valley Foundation, West Virginia Investment Management Board and the West Virginia School of Osteopathic Medicine Foundation. She is a member of the Federal Reserve West Virginia Advisory Committee for the Fifth District. Ms. George was a recipient of the Women of Achievement Award conferred by the Young Women’s Christian Association of Charleston. Ms. George is a graduate of Vanderbilt University where she earned a Bachelor of Engineering degree in biomedical and electrical engineering. Ms. George is a member of the Audit and Compliance Committee, the Executive Committee and the Asset/Liability and Funds Management Committee.
John B. Gianola has served as a member of the Board of Directors of the Company since December 2016.  Mr. Gianola retired in 2013 as a managing partner of the Charleston, West Virginia office of Ernst & Young LLP (“EY”), an international public accounting firm, where he was responsible for EY’s practice in the State of West Virginia. During his 38-year career with EY, he had supervisory responsibility for engagements involving accounting and auditing for a variety of industries including banking, insurance, distribution, energy, mining, manufacturing, technology, and not for profit and governmental entities. Mr. Gianola is a member of the Board of Directors of The Health Plan, Evidence Action and the West Virginia Housing Development Fund. Mr. Gianola holds a Bachelor of Science degree in business administration in accounting from West Virginia University and is a member of the American Institute of Certified Public Accountants, the West Virginia Society of Certified Public Accountants, the Board of Advisors of The College of Business and Economics at West Virginia University and the vice-chairman of the Board of Directors of the West Virginia University Foundation. Mr. Gianola is the chairman of the Audit and Compliance Committee and a member of the Compensation and Nominating Committee, the Equity Compensation Committee and the Asset/Liability and Funds Management Committee.
John H. Shott has served as a member of the Board of Directors of the Company and Summit’s banking subsidiary since April 2017. Mr. Shott practiced law from September 1975 until 2015. Mr. Shott served as a member of the West Virginia House of Delegates from 2010 through 2020 and was Chairman of its Judiciary Committee from 2014 through 2020. Mr. Shott served on the former First Century Bankshares, Inc. Board of Directors since 1999 where he served as a member of its Compensation Committee and the Trust Committee of First Century Bank, First Century Bankshares, Inc.’s banking subsidiary. Mr. Shott brings to our Board relevant experience with legal and regulatory compliance issues. Mr. Shott obtained his law degree from the University of North Carolina, Chapel Hill. Mr. Shott is also a member of the Board of Directors of several non-profit entities and community organizations. Mr. Shott is a member of the Asset/Liability and Funds Management Committee and the ESOP/401(K) Committee.

Continuing Directors Whose Terms Expire in 2024

Name	Age as of the May 19, 2022 Meeting Date	Year First Elected Director
James M. Cookman	68	1994
Gary L. Hinkle	72	1993
Jason A. Kitzmiller	48	2018
H. Charles Maddy	59	1993
Ronald B. Spencer	69	2020

James M. Cookman has served as a member of the Board of Directors of the Company since 1994 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1994 to 2008. Mr. Cookman was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May, 2011 and has served in that capacity since that time. Mr. Cookman has over four decades of diverse business experience in the areas of insurance, renewable energy and communications and currently serves as the President of Cookman Insurance Group, Inc., an Independent Insurance Agency, is a member manager of Laurel Renewable Partners, LLC, a renewable energy development company, and is a member of the board of directors of two farm mutual insurance companies, Mutual Protective Association of West Virginia, and West Virginia Farmers Mutual Insurance Association. Mr. Cookman is politically active at the local and state levels and is actively involved in community initiatives, including his service as regional board member of the American Red Cross, immediate Past President of the Potomac Highlands Shrine Club, and a member of the Eastern West Virginia Community and Technical College Foundation Board of Directors. Mr. Cookman is a member of the Compensation and Nominating Committee, the Equity Compensation Committee and ESOP/401(K) committee.
Gary L. Hinkle has served as a member of the Board of Directors of the Company since 1993 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1993. Mr. Hinkle is currently the President of Hinkle Trucking, Inc., Dettinburn Transport, Inc., Mt. Storm Fuel Inc., and H. T. Services, Inc. Mr. Hinkle received his Bachelor of Science in business management from West Virginia University and has 31 years of experience in owning and operating his own business. Mr. Hinkle serves as a member of the Executive Committee, the Audit and Compliance Committee, the Asset/Liability and Funds Management Committee, the Compensation and Nominating Committee and Chairman of the Equity Compensation Committee.
Jason A. Kitzmiller has served as a member of the Board of Directors of the Company since 2018. Mr. Kitzmiller serves as president of A.L.L. Construction Inc., specializing in excavating and utility contracting in WV, MD, PA and VA, where he is actively involved in daily management, financial and operational decisions. Mr. Kitzmiller is the vice-president of ALL Construction and Excavating LLC and also serves as managing member of Alleghany Investments LLC and OSA Enterprises LLC. In addition, Mr. Kitzmiller is president of D.P. Southbound LLC and ALL Concrete Inc. and is the sole owner of ALL Outdoors, LLC. Mr. Kitzmiller served in the U.S. Navy as an aircraft mechanic and was honorably discharged. Mr. Kitzmiller received his Bachelor of Science degree in civil engineering from West Virginia University and has over 27 years of construction related experience. Mr. Kitzmiller is past president and current board member of the West Virginia Construction Labor Council and a member of the West Virginia Contractors Association. Mr. Kitzmiller is very active in youth sports and is the vice-president and board member of Grant County Little League Basketball and board member of the Grant County Little League Baseball. Mr. Kitzmiller serves as a member of the Company’s Audit and Compliance Committee and the Asset/Liability and Funds Management Committee.

H. Charles Maddy, III has served as a member of the Board of Directors since 1993 and has served as a member of the Board of Directors of Summit’s banking subsidiary, Summit Community Bank, since 1993. Mr. Maddy is currently the President and Chief Executive Officer of the Company, and has served in this capacity since 1994. Mr. Maddy has demonstrated exceptional leadership through his participation in a variety of professional and community service activities, including his service as Director and past President of the West Virginia Bankers’ Association, chairman of its Audit Committee and member of its Legislative/Government Relations Committee, Pension & Benefits Committee and BankPAC Committee; member of American Bankers Association and serves on its Federal Home Loan Bank Open Committee; Director and a Founder of the Hardy County Child Care Center; Director of Valley View Golf Association; serves on the Board of Trustees of the Eastern West Virginia Community and Technical College Foundation; a past Director and Vice-Chairman of the Federal Home Loan Bank of Pittsburgh and past Chairman of its Audit Committee; past President and past Director of the West Virginia Association of Community Bankers and past Director of the Hardy County Community Foundation. Mr. Maddy has also been recognized as a leader in his industry and has been the recipient of the Outstanding CPA in Business and Industry Award and the AICPA Business and Industry Hall of Fame Award. Mr. Maddy received his Bachelor of Science degree in business administration with a concentration in accounting from Concord College. Mr. Maddy is a member of the Executive Committee, the Asset/Liability and Funds Management Committee and the ESOP/401(K) Committee.
Ronald B. Spencer has served as a member of the Board of Directors of the Company and Summit’s banking subsidiary since January 1, 2020.  Mr. Spencer is the owner and president of Mid-Atlantic of West Virginia, Inc. and owner and manager of Spencer Enterprises.  Mr. Spencer is the former owner and president of Eagle Aviation, Yeager Airport and former vice president of Executive Air, Yeager Airport.  Mr. Spencer served as Director and Chairman of the Board of Directors of the former Cornerstone Financial Services, Inc. from 2003 to 2019 and served as a member of the Board of Directors of Cornerstone’s banking subsidiary, Cornerstone Bank, Inc., from 2006 until 2019.  He also served as Chairman of Cornerstone’s Audit Committee.  Inclusive of Mr. Spencer’s service on the board of the predecessor bank to Cornerstone, Mr. Spencer has maintained 40 years aggregate experience as a bank board member. Mr. Spencer earned a Bachelor of Science degree in political science from West Virginia University and attended Camden Military Academy, Camden, South Carolina.  Mr. Spencer was appointed to the West Virginia Board of Education in November 1999 by Governor Cecil H. Underwood to a term ending November 4, 2008 and was elected secretary of the West Virginia Board of Education in 2002 and 2007.  He was also elected to the Doddridge County Commission serving 1989-1995.  Additionally, Mr. Spencer was formerly a member of the West Virginia School Boards Association; Board of Directors, and served 15 years as a board member of the Secondary Schools Activities Commission.   Mr. Spencer is also involved with several non-profit entities and community organizations.  Mr. Spencer is a member of the Audit and Compliance Committee and the Asset/Liability and Funds Management Committee.

Retirement of Directors
Dewey F. Bensenhaver is retiring from the Board of Directors. The Company’s retirement policy requires that all Directors retire at the end of the term during which the Director attains the age of 75. Mr. Bensenhaver served as a member of the Board of Directors of the Company since 2000 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1998 to 2008.  Dr. Bensenhaver was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May 2011. We are grateful to Mr. Bensenhaver for his guidance and dedicated service to the Company and we thank him for his commitment of time and talent.

Family Relationships
There are no family relationships between any director, executive officer or nominee for director.

EXECUTIVE OFFICERS

The Executive Officers of the Company as of March 30, 2022 are listed below including their present position and experience during at least the past five years. Executive Officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

H. Charles Maddy, III, age 59, has served as a member of the Board of Directors since 1993 and has served as a member of the Board of Directors of Summit’s banking subsidiary, Summit Community Bank, since 1993. Mr. Maddy is currently the President and Chief Executive Officer of the Company, and has served in this capacity since 1994.
Robert S. Tissue, age 58, has served as Executive Vice President and Chief Financial Officer of Summit Financial Group since 1998.
Scott C. Jennings, age 60, has served as Executive Vice President and Chief Operating Officer of Summit Financial Group since 2000.
Patrick N. Frye, age 63, has served as Executive Vice President and Chief of Credit Administration of Summit Financial Group since December 2003.
Bradford E. Ritchie, age 54, has served as Executive Vice President of Summit Financial Group and President of Summit Community Bank since 2012.
Patricia L. Owens, age 58, has served as Executive Vice President and Chief Banking Officer of Summit Financial Group since May 2019 and Chief Banking Officer of Summit Community Bank since 2014.
Danyl R. Freeman, age 51, has served as Executive Vice President and Chief Human Resources Officer of Summit Financial Group since May 2019 and served as Senior Vice President and Chief Human Resources Officer of Summit Community Bank since 2015.

ITEM 2 – ADOPTION OF NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
The executive officers named in the summary compensation table set forth in this proxy statement and deemed to be the Company’s “named executive officers” are H. Charles Maddy, III, Robert S. Tissue, Scott C. Jennings, Patrick N. Frye and Bradford E. Ritchie.
Shareholders are urged to read the compensation information on the following pages of this proxy statement which discusses the compensation policies and procedures with respect to the Company’s named executive officers and vote on the following advisory, non-binding resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”
As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation” beginning on page 29, we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of the Company’s financial goals, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. In addition, the Company’s Compensation and Nominating Committee (the “Committee”) has reviewed the Company’s compensation policies and believes that the Company’s policies do not promote unnecessary risk-taking nor are they reasonably likely to have a material adverse effect on the Company.
This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Committee value constructive dialogue on executive compensation and other important governance topics with shareholders. The Board of Directors and the Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.
The Board of Directors and the Committee recommends a vote FOR the nonbinding resolution to approve the compensation of the Company’s named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains Summit’s executive compensation program as it relates to the following named executive officers (defined as the CEO, CFO and the three most highly compensated Executive Officers other than the CEO) as of December 31, 2021:

H. Charles Maddy, III	President and Chief Executive Officer
Robert S. Tissue	Executive Vice President and Chief Financial Officer
Patrick N. Frye	Executive Vice President and Chief of Credit Administration
Scott C. Jennings	Executive Vice President and Chief Operating Officer
Bradford E. Ritchie	President - Summit Community Bank
Executive Compensation Program
We have a straightforward compensation program that focuses on a team approach and supports long-term strategies of the Company. Each of our named executive officers must demonstrate exceptional personal performance for a sustained period of time to remain part of our executive team. As a member of that team, each officer must contribute to the overall success of Summit rather than simply attain goals within that officer’s specific area of responsibility.
Our compensation program includes performance metrics that promote disciplined progress towards both short-term and long-term goals and that correlate to the profitability objectives of and appropriate risk to the Company. The combination of performance-based compensation and equity-based awards, which derive their benefit from increases in shareholder value, provides the majority of our executive officers’ total compensation and furthers our core compensation principle of providing pay for both individual and Company-wide performance. The executive compensation program was designed and approved by the Compensation and Nominating Committee of the Board of Directors (the “Committee”) and the Board of Directors of the Company.
Our executive compensation program is designed to:
•    retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;
•    reward executive officers through annual performance-based compensation based on the achievement of specific operating goals that have been determined by the Committee;
•    align the compensation of the executive officers with the interests of our shareholders and motivate the executive officers to achieve the Company’s long-term goals through equity-based compensation;
•    preclude excessive and unnecessary risk-taking by executive officers; and
•    encourage ownership of Company common stock by executive officers.

Our fundamental philosophy is to link closely executive compensation with the achievement of annual financial performance goals. It is the Company’s practice to provide a mix of cash and equity-based compensation that the Company believes balances the best interests of the Company’s executives and the Company’s shareholders. The Company believes compensation should be structured to ensure that a significant portion of the compensation opportunity will be directly related to shareholder value.
As discussed below, the program consists of, and is intended to balance, three elements:
•    Salaries
Salaries are based on the Company’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. The Company’s Peer Group is a group consisting of all public banks and thrifts in the United States with assets of $1 billion - $5 billion. The Company does not “benchmark” to the Peer Group, but rather uses the Peer Group as a general reference for purposes of comparing our executive officer salaries to other companies in the industry to determine whether the salaries are reasonable and competitive.
•    Incentive compensation
Executive Incentive Compensation is based on an evaluation of both individual and Company performance against quantitative measures.
•    Long-term Incentive Compensation
Long-term incentive awards, which consist of stock appreciation rights and restricted stock units issued under the Company’s 2014 Long-Term Incentive Plan which was approved by the Company’s shareholders, are designed to ensure that incentive compensation is linked to the long-term performance of the Company and to the returns to its common shareholders.
Setting Executive Compensation
In setting the annual base salary and the performance goals that must be satisfied for executives to receive incentive compensation, the Company reviews executive compensation information from the Peer Group gathered from SEC filings and the S&P Global Market Intelligence 2021 Executive Compensation Review for Bank and Thrift Companies, a compensation survey that includes two years of executive compensation information for U.S.-based banks and thrifts classified according to legacy SNL industry structure, whose proxy materials are filed with the SEC and publicly available as of July 9, 2021 for the fiscal year 2020. The Company does not use a specific formula to set pay in relation to this market data. This market data is used as a tool to assess whether the Company’s executive compensation is reasonable and competitive within the industry. The Company does not, however, attempt to set compensation to meet specific benchmarks, such as salaries “above the median” or equity compensation “at the 75th percentile”. The Company strongly believes in retaining the best talent for all critical Company functions and this may or may not result in compensation packages that align at the median of the Peer Group. The Company also believes that excessive reliance on benchmarking is detrimental to shareholder interests because it can result in compensation that is unrelated to the value delivered by the named executive officers.
Salaries. The first element of the executive compensation program is salaries.

The Board and the Company have directed a mix of the Company’s executive compensation that provides an opportunity for significant variation in total compensation based on performance with a proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company’s executive compensation.
In setting the base salary for the President and CEO and in reviewing and approving the salaries for the other named executive officers, the Company first reviews the history of the compensation for each individual, including cash and equity-based components. In setting salaries, the Company and the Committee do not use a predetermined formula. Instead, the salaries of the President and CEO and the other executive officers are based on:
•    the Committee’s review of the CEO’s evaluation of each officer’s individual job performance, and the Committee’s evaluation of the CEO’s job performance;
•    an assessment of the Company’s performance;
•    the perquisites provided to the CEO and other named executive officers;
•    a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions;
•    a consideration of aggregate amount of all components of compensation paid to the President and CEO and other executive officers; and
•    the complexity of the job duties of the indicated executive as compared to the perceived complexity of the duties of similar executives in other companies.
We do not have a pre-defined framework that determines which of these factors may be more or less important and the emphasis placed on specific factors may vary among the named executive officers. Ultimately it is the Committee’s judgment of these factors along with the comparative compensation data that form the basis for determining the named executive officers’ compensation. Once the base salary is set, it does not depend on the Company’s performance. In 2021, the Company increased the base salaries of its named executive officers as follows:
•    4.68% increase in the salary of Mr. Maddy, 5.96% increase in the salary of Mr. Tissue, 5.80% increase in the salary of Mr. Frye, 5.96% increase in the salary of Mr. Jennings, and 6.03% increase in the salary of Mr. Ritchie for their significant contribution to the overall management of the Company.
Incentive Compensation. The second element of the executive compensation program is incentive compensation. The purpose of establishing an annual incentive compensation plan is to motivate and reward eligible employees for their contributions to the Company and its bank subsidiary by making a large portion of their cash compensation variable and dependent upon the Company’s and its bank subsidiary’s performance.
On February 11, 2021, the Committee approved terms of the Company’s Executive Officer Management Incentive Plan for 2021. The 2021 Executive Officer Management Incentive Plan provided executive officers of the Company with the opportunity to earn a bonus payment varying between 15 to 30 percent of the executive officer’s base salary as of January 1, 2021 multiplied by a multiplier based on the Company’s annual return on average tangible equity (“ROATE”) for 2021. The targeted range for the Company’s ROATE for 2020 was 12.5 to 13.49 percent. If the Company’s actual ROATE for 2021 would have been within this targeted range, each executive officer would have received an incentive payment between 15 to 30 percent of their respective annual base salary as of January 1, 2021 (the “Targeted Incentive”).

If the Company’s actual ROATE for 2021 would have been greater than the targeted range, executive officers would have been eligible to receive an incentive that is greater than the Targeted Incentive; conversely, if the Company’s actual ROATE for 2021 would have been less than the targeted range, executive officers would have been eligible to receive an incentive that is less than the Targeted Incentive. No incentive payments would have been made if the Company’s actual ROATE would have been less than 10.5%.

In addition, no incentives would have been made under the Executive Officer Management Incentive Plan for 2021 if at December 31, 2021 through the time of payment of the incentive in 2022, the Company or any affiliate was subject to any active or pending, formal or informal, agreement or enforcement action to which any bank regulatory authority was a party, including, but not limited to a memorandum of understanding, written agreement, or order of cease and desist.

The Company’s actual ROATE for 2021 was 18.71%; accordingly, named executive officers were awarded the following incentive payments: H. Charles Maddy, III - $304,425; Robert S. Tissue - $169,290; Patrick N. Frye $136,620; Scott C. Jennings $169,290; and Bradford E. Ritchie $187,110.
Long-term Incentive Compensation. The third element of the executive compensation program is long-term incentive compensation.
2014 Long-Term Incentive Plan. The main component of the long-term incentive compensation program is the 2014 Long-Term Incentive Plan (the “2014 LTI Plan”) that was adopted by the Company’s shareholders at the 2014 Annual Meeting of shareholders and amended by the Company’s shareholders at the 2021 Annual Meeting of shareholders to increase the number of shares of the Company’s common stock that may be issued under the 2014 LTI Plan.
Purpose of the 2014 LTI Plan. The purpose of the 2014 LTI Plan is to enhance the ability of the Company to attract and retain exceptionally qualified individuals to serve as key employees to the Company, including full-time employee directors, who will contribute to the Company’s success, to encourage such individuals to acquire a proprietary interest in the growth and performance of the Company which will inure to the benefit of all shareholders of the Company, and to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements.
Shares Available for Awards. The maximum number of shares of the Company common stock which may be issued under the 2014 LTI Plan is 800,000, subject to adjustment by the Committee for stock splits and other events as set forth in the 2014 LTI Plan. If, after the effective date of the 2014 LTI Plan, (i) any shares covered by an award under the 2014 LTI Plan, or to which such an award relates, are forfeited or (ii) any award under the 2014 LTI Plan expires or is cancelled or otherwise terminated, then the number of shares available for issuance under the 2014 Plan will increase, to the extent of any such forfeiture, expiration, cancellation or termination. If the Committee grants substitute awards, which are awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company that is acquired by the Company in a merger or other business combination, then such substitute awards will not count toward the maximum number of shares available under the 2014 LTI Plan.
Eligibility. All grants are expected to be made on a discretionary basis, rather than pursuant to a formula. Any key employee or full-time employee director of the Company and its affiliates will be eligible to receive grants under the 2014 LTI Plan. A key employee means any officer or other key employee of the Company or any affiliate who is responsible for or contributes to the management, growth, or profitability of the business of the Company or any affiliate as determined by the Committee. An eligible employee-director means each member of the Board of Directors who is a full-time employee or officer of the Company or any affiliate.

Awards. All awards under the 2014 LTI Plan are expected to be evidenced by an award agreement between the Company and the individual participant and approved by the Committee. In the discretion of the Committee, an eligible key employee, executive officer or full-time employee-director may receive awards from one or more categories described below, and more than one award may be granted to an eligible key employee, executive officer or full-time employee-director.
    Types of awards under the 2014 LTI Plan include:
Stock Appreciation Rights and Stock Options. Subject to the terms of the 2014 LTI Plan, the Committee may grant to participants stock appreciation rights (SARs) and stock options with such terms and conditions as the Committee determines. A SAR Award Agreement may specify a specific settlement date or dates, or may grant a term during which such SAR or SARs, if vested, may be exercised. If the SAR Award Agreement grants a participant a term during which vested SARs may be exercised by the Participant, the Participant may exercise any such SAR with respect to all or any part of the number of vested SARs then exercisable under the terms of the written SAR Award Agreement by giving the Committee written notice of intent to exercise. When granting SARs, the Committee must fix the term or date of settlement of each SAR, but such date may not exceed 10 years from the date of grant. Holders of SARs do not have rights of a shareholder.
At the time of grant of a stock option, the Committee will determine whether the option will be a non-qualified or an incentive stock option, provided that incentive stock options will only be granted to key employees. The terms of any incentive stock option shall comply in all respects with the provisions of Code Section 422. Each stock option granted under the 2014 LTI Plan will be evidenced by an Option Award Agreement between the Company and the participant and such Option Award Agreement will contain the number of shares and the terms on which the option can be exercised.
The date of grant will not be earlier than the date on which the Committee approves such grant. The exercise price per share shall be determined by the Committee; provided, however, that except in the case of substitute awards, the exercise price will not be less than 100% of the fair market value of the Company’s common stock on the date the stock option is granted, and in the case of incentive stock options granted to any participant that owns more than ten percent of the Company, the exercise price will be at least 110% of the fair market value of the Company’s common stock on the date of grant.
In April 2015, February 2017, February 2019 and February 2021, the Board of the Company approved awards of stock-settled stock appreciation rights to named executive officers in accordance with the terms of the 2014 LTI Plan.  All of the stock-settled stock appreciation rights expire ten years from the date of grant. The stock-settled stock appreciation rights granted are time-based, with 20% vesting on each of the first five anniversaries of the grant date. As of March 30, 2022, Named Executive Officers held 140.079.4 vested stock-settled stock appreciation rights. The stock-settled stock appreciation rights will be settled in shares of the Company's common stock.
In the event of a change of control, as defined in the LTI Plan, if the successor or surviving corporation so agrees, some or all of the outstanding stock-settled stock appreciation rights will be assumed or replaced with the same type of award with similar terms or conditions. Any stock-settled stock appreciation rights that are not fully vested at the time a recipient terminates employment due to a change of control will become fully vested upon such termination and remain exercisable, throughout the original term of the award.

If the recipient’s employment with the Company is terminated due to death or disability, then the recipient will vest in the additional percentage of stock-settled stock appreciation rights, if any, that would have vested at the vesting date which falls after the date of death or date of termination of employment of recipient due to disability, but within the calendar year in which the recipient died or terminated employment due to disability, as if, for purposes of vesting percentage only, the recipient had not died or terminated employment due to disability, and had continued employment to such vesting date. All vested stock-settled stock appreciation rights will be exercisable for a period of two years from the date of death or termination of employment due to disability; all vested stock-settled stock appreciation rights not exercised within said two-year period will be forfeited in their entirety.
If the recipient is terminated by the Company for cause, then the stock-settled stock appreciation rights will immediately terminate and no stock-settled stock appreciation rights will be exercisable as of the date of such termination, regardless of whether any stock-settled stock appreciation right was vested and exercisable prior to date of such termination.
Upon termination of the recipient’s employment by the Company or by the recipient other than for death, disability or termination for cause, the stock-settled stock appreciation rights, to the extent vested and exercisable as of the date of such termination, will thereafter be exercisable only for a period of two years (with respect to the 2015 grants) or ninety (90) days (with respect to the 2017, 2019 and 2021 grants) from the date of such termination, and any stock-settled stock appreciation right that was not exercisable as of the date of such termination will be forfeited.
If, at any time within (i) the ten-year term of award agreement; (ii) two years after the termination of employment; or (iii) two years after the recipient exercises any portion of the grant of stock-settled stock appreciation rights, whichever is the latest, the recipient, in the determination of the Committee, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to those circumstances set forth in the award agreement, then any award of stock-settled stock appreciation rights held by the recipient will terminate effective as of the date on which the recipient enters into such activity, unless terminated sooner by operation of another term or condition of the award agreement or the Plan, and any gain realized by the recipient from the exercise of all or a portion of any grant of stock appreciation rights will be repaid by the recipient to the Company. Such gain will be calculated based on the spread multiplied by the number of shares subject to the stock-settled stock appreciation rights exercised on such date, plus interest measured from the first date the recipient engaged in any of the prohibited activities set forth above at the highest rate allowable under West Virginia law.
Restricted Stock and Restricted Stock Units. Subject to the terms of the 2014 LTI Plan, the Committee may grant with respect to each restricted stock or restricted stock unit award, the number of shares or restricted stock units, respectively, with respect to which such award relates.
Shares of restricted stock and restricted stock units will be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
The Committee will determine the manner in which restricted stock will be evidenced, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of restricted stock, such certificate shall be registered in the name of the participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions, and restrictions applicable to such restricted stock.

During 2019, 2020 and 2021, the Board of the Company approved awards of an aggregate of 18,150 shares of restricted stock units to key employees. None of the restricted stock units were granted to named executive officers.
With respect to restricted stock and restricted stock units, except as otherwise determined by the Committee, upon termination of employment or cessation of the provision of services (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all shares of restricted stock and all restricted stock units still subject to restriction will be forfeited and reacquired by the Company unless otherwise determined by the Committee that a waiver would be in the best interests of the Company.
Executive Salary Continuation Agreements and Supplemental Plans. In an effort to attract, reward, motivate and retain the most qualified people available, and to provide those people with a complete and reasonable compensation package, Summit and its banking subsidiary have entered into Executive Salary Continuation Agreements (“Continuation Agreements”) with certain executives of the Company with an endorsement split dollar life insurance plan. In this section, Company includes Summit’s bank subsidiary.
The Continuation Agreements were designed to provide an annual defined retirement benefit payable for the life of the executive. These benefits, when added to the retirement benefits that will be provided by the Company’s 401(k) Defined Contribution Plan, Employee Stock Ownership Plan, and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement. The retirement age for each named executive officer under the Continuation Agreements are as follows: H. Charles Maddy, III and Scott C. Jennings – age 63; and Robert S. Tissue, Patrick N. Frye and Bradford E. Ritchie – age 65.
The Continuation Agreements are designed to be a retention tool, but they do take into account the age of the named executive officers. With respect to the Company’s President and Chief Executive Officer, Mr. Maddy, the benefits under his Continuation Agreement vest at a rate of five percent per year in the first ten years, zero percent in year eleven through eighteen, and in year nineteen, the remaining fifty percent vests. With respect to Mr. Frye, Mr. Jennings and Mr. Tissue, the benefits under their Continuation Agreement vest at a rate of five percent per year in the first ten years, zero percent in year eleven through nineteen, and in year twenty, the remaining fifty percent vests. With respect to Mr. Ritchie, the benefits under his Continuation Agreement vest at a rate of zero percent in year one through four, twenty-five percent in year five, five percent per year in years six through ten, zero percent in year eleven through nineteen, and in year twenty, the remaining fifty percent vests. Vesting is measured for each executive from the effective date of the Continuation Agreements, which vary by executive.
The Company’s obligations under the retirement benefit portion of these agreements are unfunded; however, the Company has purchased life insurance policies on each insurable executive that are actuarially designed to offset the annual expenses associated with the agreements and will, given reasonable actuarial assumptions, offset all of the costs of the agreements during the life of the executive and provide a complete recovery of all costs at the executive’s death. The Company is the sole owner of all policies and as Company assets, the policies are subject to claims of the Company’s general creditors.
The life insurance benefit for each insurable officer is being provided by an Endorsement Split Dollar Plan whereby the Company endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each officer for payment to the designated beneficiary of that officer. The Company owns the policy and its entire surrender value.

For each of the named executive officers, the annual lifetime benefits payable upon retirement at normal retirement age under the Continuation Agreements are as follows: H. Charles Maddy, III - $175,000; Robert S. Tissue - $125,000; Scott C. Jennings - $125,000; Patrick N. Frye - $125,000; and Bradford E. Ritchie - $125,000.
On July 23, 2020, the Board of Directors adopted Supplemental Executive Retirement Plans (“Supplemental Plans”) for the benefit of certain key officers of the Company, including the named executive officers. The purpose of the Supplemental Plans is to incent these key officers to remain employed by the Company until their retirement. Under the Supplemental Agreements, the normal retirement age for each named executive officer are as follows: H. Charles Maddy, III and Scott C. Jennings – age 63; and Robert S. Tissue, Patrick N. Frye and Bradford E. Ritchie – age 65. No benefits under the Supplemental Plans vest until the key officers, including the named executive officers, attain their respective retirement age under their plan.
The Supplemental Plans provide the following annual lifetime benefits payable upon retirement at normal retirement age for the named executive officers: H. Charles Maddy, III: $73,000; Robert S. Tissue: $25,000; Patrick N. Frye: $10,000; Scott C. Jennings: $25,000; and Bradford E. Ritchie: $50,000. The Supplemental Plans are in addition to the Continuation Agreements between the Company and the named executive officers.
Perquisites
Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a named executive officer in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program. Management and the Committee periodically review the levels of perquisites or personal benefits provided to named executive officers.
Plans Covering All Employees
Employee Stock Ownership Plan. The Company also maintains an Employee Stock Ownership Plan (ESOP) which covers substantially all employees. Any employee who is at least 21 years of age and is credited with at least 1,000 hours of service during the plan year is eligible to participate. Vesting occurs at the rate of 0% for the first year of credited service and 20% for the next five years thereafter. Under the provisions of the ESOP, employee participants in the ESOP are not permitted to contribute to the ESOP, rather the cost of the ESOP is borne by the Company through annual contributions in amounts determined by the Company’s Board of Directors. Discretionary contributions were made by the Company for 2021 of 5%.
401(k) Defined Contribution Plan. The Company has a defined contribution plan with 401(k) provisions covering substantially all employees. Any employee (other than a leased employee, owner employee, seasonal employee, or other employee who is not a common law employee) who is at least 21 years of age is eligible to participate. If the eligibility requirements are met, an employee may become a participant on the next semi-annual entry date of January 1st or July 1st. The employee is eligible for employer contributions after the employee has at least 12 months of service. Under the provisions of the plan, the Company matches 100% of the participant’s salary reduction contributions, up to 4% of such participant’s compensation. These matching contributions shall be fully vested at all times. The Company may also make optional contributions at the discretion of the Company’s Board of Directors. Vesting of discretionary contributions occurs at the rate of 0% for the first year of credited service, and 20% for the next five years thereafter. No discretionary contributions were made by the Company for 2021.

Potential Payments Upon Termination or Change of Control
The Company has entered into Employment Agreements with the named executive officers in order to ensure continuity of management of the Company and to retain the pool of talent the Company has developed in a competitive marketplace. The Board of Directors determined that such arrangements were appropriate, especially in view of the entry of large regional bank holding companies into West Virginia. The Agreements were not undertaken in the belief that a change of control of the Company was imminent.
Generally, the Company chose particular events for triggering payments based on the standard practice in the industry at the time the particular agreement was negotiated, the overall reasonableness of the expense to the Company associated with a particular triggering event, and whether the specific provision would have a material impact on the marketability of the Company should the Board of Directors believe a sale of the Company were in the best interest of its shareholders. The following summaries set forth potential payments to our named executive officers upon termination of employment or change of control of the Company under their current employment agreements and our other compensation programs.
Employment Agreement — Mr. Maddy. On March 4, 2005, the Company entered into an Employment Agreement (the “Employment Agreement”) and a Change in Control Agreement (the “Change in Control Agreement”) with H. Charles Maddy, III, Chief Executive Officer of Summit. On December 31, 2008, the Employment Agreement and Change in Control Agreement were amended and restated to comply with Internal Revenue Code Section 409A. Under the terms of the Employment Agreement, Summit will review the Employment Agreement annually and may, with the approval of Mr. Maddy, extend the term of the Employment Agreement annually for additional one-year periods (so that the actual term of the Employment Agreement will always be between two and three years). The term of the Employment Agreement extends to March 4, 2025.
The Employment Agreement may be terminated based on one of the following:
•    By mutual agreement of the parties
•    Upon the death of Mr. Maddy
•    Upon the disability of Mr. Maddy
•    By Summit, for cause (as defined in the Employment Agreement)
•    Upon a Change of Control (as provided in the Change in Control Agreement)
•    By Mr. Maddy, upon material breach by Summit
•    By Mr. Maddy, based on insolvency not attributable to Mr. Maddy
Under the Employment Agreement, Mr. Maddy is entitled to certain termination payments. If Mr. Maddy is terminated by mutual agreement, then he is entitled to receive a termination payment equal to an amount agreed to by the parties. If Mr. Maddy is terminated for cause based generally on his gross negligence, then Mr. Maddy will not receive a termination payment. In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

If Mr. Maddy is terminated for cause based on his negligence, malfeasance, or misfeasance, then Mr. Maddy is entitled to receive his Base Salary without offset for compensation already paid prior to the effective date of termination. If Mr. Maddy is terminated for death or disability, Mr. Maddy is entitled to three times his Base Salary and upon termination for death, Mr. Maddy’s family would receive continuation of their health insurance coverage benefits on the same terms as they previously received for one year. If Mr. Maddy terminates his employment based on a material breach by Summit, then Mr. Maddy is entitled to an amount equal to two times his Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination. If Mr. Maddy voluntarily terminates, and there is no material breach by Summit, then Mr. Maddy does not receive a termination payment. In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.
If Mr. Maddy’s employment is terminated pursuant to the provisions of the Change in Control Agreement, then Mr. Maddy would be entitled to the compensation set forth in the Change in Control Agreement as described below.
Change In Control Agreement – Mr. Maddy. Under the Change in Control Agreement, after a Change of Control (as defined below), Mr. Maddy is required to work for the acquiring company for a period of one year in order to facilitate management continuity and to promote an orderly transition of ownership (the “Transition Period”). Upon expiration of this Transition Period, Mr. Maddy is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Employment Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement. Under the Change in Control Agreement, Mr. Maddy has the option to terminate within six months of a Change of Control. In this case, Mr. Maddy would be entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.
If Mr. Maddy terminates his employment after the first six months following the Change of Control, but before completion of the Transition Period (unless such termination is for Good Reason or due to his death or disability), Mr. Maddy is not entitled to a severance payment under the Change in Control Agreement.
If Mr. Maddy terminates for Good Reason (as defined below) or is terminated under circumstances constituting Wrongful Termination (as defined in the Change in Control Agreement) during the Transition Period, then Mr. Maddy would be entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a Change of Control or (b) his Salary in effect on the date of termination of his Employment Agreement under the Change in Control Agreement. Mr. Maddy is also entitled to receive payment of cash incentive award, if any, under the Company’s Annual Incentive Plan and continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is thirty-six (36) months after the date of consummation of the Change of Control.

If Mr. Maddy is terminated as a result of disability or death during the Transition Period, Mr. Maddy would receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.
Under the Change in Control Agreement, Mr. Maddy agrees not to engage, directly or indirectly, in the business of banking in the Restricted Area (as defined in the Change in Control Agreement) for a period of three years after expiration of the Transition Period. If Mr. Maddy’s employment with Summit is terminated for any reason other than Mr. Maddy’s disability, retirement, Good Reason, or termination at Mr. Maddy’s option, Mr. Maddy agrees that for a period of one year, he will not, directly or indirectly, engage in the business of banking in the Restricted Area.
Under the Change in Control Agreement, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder and includes:
•    a change in the ownership of Summit which is defined to occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Summit that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Summit,
•    a change in the effective control of Summit, which is defined to occur on (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Summit possessing 30% or more of the total voting power of Summit, and also to occur on (2) the date a majority of members of Summit’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Summit’s Board of Directors before the date of the appointment or election, and
•    a change in the ownership of a substantial portion of Summit’s assets which is defined to occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Summit that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Summit immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Summit, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Under the Change in Control Agreement, Mr. Maddy may voluntarily terminate his employment for Good Reason which arises if one of the following occurs in combination with a Change of Control:
•    a decrease in the executive’s overall compensation below the level in effect immediately prior to the date of consummation of the change of control, without the executive’s consent;
•    a material reduction in the importance of the executive’s job responsibilities without his consent;
•    geographical relocation of the executive without his consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;
•    failure by the Company to obtain assumption of the Change in Control Agreement by its successor; or

•    any removal of the executive from, or failure to reelect the executive to, any position with the Company or Bank that he held immediately prior to the change of control without his prior written consent (except for good cause, death, disability or retirement).
The Employment Agreement and the Change in Control Agreement provide for an additional gross-up payment by Summit to Mr. Maddy in the event that a payment or distribution pursuant to the Employment Agreement or the Change in Control Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Any calculated gross-up payment amount is equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount.
Employment Agreements – Messrs. Tissue, Frye, and Jennings. On December 20, 2008, the Company entered into an Amended and Restated Employment Agreement with Scott C. Jennings, on December 24, 2008, the Company entered into an Amended and Restated Employment Agreement with Robert S. Tissue and on December 31, 2008 the Company entered into an Amended and Restated Employment Agreement with Patrick N. Frye in order to set forth the terms and conditions of their employment in a manner compliant with Internal Revenue Code Section 409A. The Amended and Restated Employment Agreements with Mr. Jennings, Mr. Frye and Mr. Tissue are substantially identical in all material respects and each is referred to as the “Employment Agreement.”
The Employment Agreements may be terminated based on one of the following:
•    Termination for Good Cause (as defined by the Employment Agreement)
•    Termination Not for Good Cause (as defined by the Employment Agreement)
•    Termination for Good Reason, Wrongful Termination, or at Employee’s Option, upon a Change of Control (as defined by the Employment Agreement).
Messrs. Tissue, Frye, and Jennings are entitled to certain termination payments under the Employment Agreements. If either Mr. Tissue, Mr. Frye or Mr. Jennings is terminated Not for Good Cause (as defined by the Employment Agreement), then he is entitled to a payment from the Company equal to the base salary compensation set forth in the Employment Agreement for the remaining term of the Employment Agreement or severance pay equal to 100% of his then current annual base salary, whichever is greater. The termination payment is paid in a lump sum on the date of termination, subject to a six-month delay if required under Internal Revenue Code Section 409A.
Messrs. Tissue, Frye and Jennings have change of control provisions included in their Employment Agreements. Generally, the Employment Agreements provide severance compensation to Messrs. Tissue, Frye and Jennings if such executive’s employment should end under certain specified conditions after a change of control. Compensation is paid upon an involuntary termination within 24 months following a change of control unless Messrs. Tissue, Frye or Jennings is terminated for Good Cause. In addition, compensation will be paid after a change of control if Messrs. Tissue, Frye or Jennings voluntarily terminates employment within 24 months of a change of control because of:
•    a material decrease in the total amount of the executive’s base salary below the level in effect on the date of consummation of the change of control, without his consent;
•    a material reduction in the executive’s job duties and responsibilities without the executive’s prior consent;

•    a material geographical relocation of the executive without his prior consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;
•    failure by the Company to obtain assumption of the Change in Control Agreement by its successor; or
•    any purported termination of the executive’s employment which is not effected pursuant to a notice of termination as required in the executive’s Employment Agreement.
Under the Employment Agreement, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder. This definition is set forth above under the description of Mr. Maddy’s Change in Control Agreement.
Messrs. Tissue’s, Frye’s and Jennings’ severance benefits include:
•    a lump sum cash payment equal to the executive’s monthly salary (calculated based on the average annual base salary and bonuses for the two full year periods immediately preceding the consummation of the Change in Control) multiplied by the number of months between the date of the executive’s termination and the date that is twenty-four (24) months after the date of consummation of the Change of Control; provided that the executive’s lump sum cash payment not be less than 100% of his salary; and
•    payment of cash incentive award, if any, under the Company’s Incentive Plans for the year in which the executive terminates for Good Reason or is involuntarily terminated without Good Cause after a Change in Control; and continuing participation, or if continuing participation is barred, in substantially similar programs, in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is twenty-four (24) months after the date of consummation of the Change of Control, or, if earlier, to the date on which the executive receives comparable benefits from any other source.
Messrs. Tissue, Frye and Jennings also each have the right to terminate employment without reason at his option within six (6) months after a Change of Control, by giving written notice of termination, and severance compensation is then equal to seventy five percent of salary, to be paid in a lump sum on the date of Separation from Service, subject to a six month delay if required under Internal Revenue Code Section 409A. Benefit continuation in the event of termination of employment without reason at the executive’s option within six (6) months after a Change of Control is limited to six months (or, if earlier, to the date on which the executive receives comparable benefits from any other source.)
The change of control provisions in Messrs. Tissue’s, Frye’s and Jennings’ Employment Agreements provide for an additional gross-up payment by the Company to the executive in the event that a distribution pursuant to the change of control provisions in the Employment Agreements would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Any calculated gross-up payment amount is equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount.
The change of control provisions of the Employment Agreements do not affect the right of the Company to terminate Messrs. Tissue, Frye or Jennings or change their salary or benefits with or without good cause, prior to any change of control. However, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a wrongful termination and will entitle the executives to the benefits under the Employment Agreements, absent clear and convincing evidence to the contrary.

Employment Agreement – Mr. Ritchie. On December 26, 2008, the Company entered into an Amended and Restated Employment Agreement referred to as the “Employment Agreement,” with Bradford E. Ritchie, in order to set forth the terms and conditions of his employment in a manner compliant with Internal Revenue Code Section 409A.
The Employment Agreement may be terminated based on one of the following:
•    Termination for Other than Good Cause (as defined by the Employment Agreement)
•    Termination for Good Cause (as defined by the Employment Agreement)
•    Termination for Good Reason or Wrongful Termination (as defined by the Employment Agreement).
Mr. Ritchie is entitled to certain termination payments under the Employment Agreement. If Mr. Ritchie is terminated for Other than Good Cause (as defined by the Employment Agreement), then he is entitled to a severance payment in cash from the Company equal to one (1) year of Mr. Ritchie’s Salary payable in a lump sum on the date of termination, subject to a six-month delay if required under Internal Revenue Code Section 409A.
Mr. Ritchie has change of control provisions included in his Employment Agreement. Generally, the Employment Agreement provides that if Mr. Ritchie’s employment should end under certain specified conditions prior to a Change of Control, but after discussions have commenced that result in a change of control, such termination shall be presumed to be a Wrongful Termination (as defined by the Employment Agreement). In addition, compensation will be paid upon a change of control if Mr. Ritchie voluntarily terminates employment (for Good Reason) within 24 months of a change of control because of:
•    a material decrease in the total amount of Mr. Ritchie’s base salary below the level in effect on the date of consummation of the change of control, without his consent;
•    a material reduction in Mr. Ritchie’s job duties and responsibilities without Mr. Ritchie’s prior consent;
•    a material geographical relocation of Mr. Ritchie without his prior consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;
•    failure by the Company to obtain assumption of the Employment Agreement by its successor; or
•    any purported termination of Mr. Ritchie’s employment which is not effected pursuant to a notice of termination as required in Mr. Ritchie’s Employment Agreement.
Under the Employment Agreement, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder. This definition is set forth above under the description of Mr. Maddy’s Change in Control Agreement.

Upon a Wrongful Termination or termination for Good Reason, the Company will pay Mr. Ritchie:
•    a lump sum cash payment equal to his monthly salary (calculated based on the average annual base salary for the two full year periods immediately preceding the consummation of the Change in Control) multiplied by the number of months between the date of his termination and the date that is twenty-four (24) months after the earlier of the date of Separation of Service and the date of consummation of the Change of Control; provided that his lump sum cash payment not be less than 100% of his salary;
•    payment of cash incentive awards, if any, under the Company’s Incentive Plans earned by Employee as of the last day of his employment; and
•    continuing participation, or if continuing participation is barred, in substantially similar programs, in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is the shorter of twenty-four (24) months after the date of consummation of the Change of Control, or the period of time, if any, during which Mr. Ritchie would be entitled to continuation coverage under a group health plan.
The change of control provisions of Mr. Ritchie’s Employment Agreement do not affect the right of the Company to terminate Mr. Ritchie or change his salary or benefits with or without good cause, prior to any change of control. However, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a wrongful termination and will entitle Mr. Ritchie to the benefits under the Employment Agreements absent clear and convincing evidence to the contrary.
Compensation of Named Executive Officers
In applying our compensation principles and philosophy, the Company analyzed the compensation arrangements of its named executives, and believes that the total compensation paid to its executive officers is appropriate and reasonable.
We believe our compensation decisions are in the best interests of our Company and our shareholders for many reasons including:
•    We have a strong management team with a proven record of performance.
•    We have an experienced group of executives who we believe will provide the strong management necessary to maximize shareholder return.
•    We believe that our incentive compensation plans effectively promote the Company’s philosophy of pay for performance.
We will continue to monitor our compensation arrangements to ensure that executive pay directly correlates with the performance of the Company. The Company is committed to the retention of strong management and will continue to focus heavily on its compensation philosophy and principles as it evaluates the total compensation of its executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table
The table below sets forth the compensation of the Company’s Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who earned $100,000 or more in salary and bonus for the years ended December 31, 2021, 2020 and 2019 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	SAR Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2) ($)	Non- qualified Deferred Compen- sation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
H. Charles Maddy, III President and Chief Executive Officer – Summit Financial Group	2021 2020 2019	$530,500 $507,500 $487,500	-	- - -	$289,170 - $265,604 -	$304,425 $279,440 $238,818	$126,010 $117,515 $109,592	$46,600 $42,150 $39,200	$1,296,705 $ 946,605 $1,140,714
Robert S. Tissue Executive Vice President and Chief Financial Officer – Summit Financial Group	2021 2020 2019	$297,750 $281,250 $266,250	- - -	- - -	$160,810 - $143,339	$169,290 $153,196 $128,886	$ 32,786 $ 29,226 $ 39,120	$24,900 $24,613 $23,513	$ 685,536 $ 488,285 $ 601,108
Patrick N. Frye Executive Vice President and Chief of Credit Administration– Summit Financial Group	2021 2020 2019	$288,001 $272,250 $257,250	- - -	- - -	$155,730 - $ 96,795	$136,620 $123,408 $124,337	$ 38,405 $ 33,577 $ 35,640	$25,920 $24,503 $23,153	$ 644,676 $ 453,738 $ 537,175
Scott C. Jennings Executive Vice President Chief Operating Officer – Summit Financial Group	2021 2020 2019	$297,750 $281,250 $266,250	- - -	- - -	$160,810 - $143,339	$169,290 $153,196 $128,886	$ 64,485 $ 60,139 $449,666	$26,100 $25,313 $23,963	$ 718,435 $ 519,898 $1,012,104
Bradford E. Ritchie President – Summit Community Bank	2021 2020 2019	$329,251 $311,250 $285,250	- - -	- - -	$177,730 - $ 94,828	$187,110 $170,217 $121,810	$ 27,417 $ 19,244 $ 32,005	$33,935 $24,725 $35,190	$ 755,443 $ 525,436 $ 569,083

(1)    The amounts in this column represent awards of stock-settled stock appreciation rights in 2019 and 2021 in accordance with the terms of the 2014 LTI Plan. Stock-settled stock appreciation rights granted in 2021 have a base price equal to $21.85, the fair market value of the Company’s common stock on the date of grant, July 15, 2021, and expire ten years from the date of grant. Stock-settled stock appreciation rights granted in 2019 have a base price equal to $23.94, the fair market value of the Company’s common stock on the date of grant, February 7, 2019, and expire ten years from the date of grant. The stock-settled stock appreciation rights granted are time-based, with 20% vesting on each of the first five anniversaries of the grant date, and the rights will be settled in shares of the Company's common stock.

(2)    The amounts in this column relate to non-equity incentive payments awarded under the Company’s Executive Officer Management Incentive Plan in 2022 for performance in 2021, awarded under the Company’s Executive Officer Management Incentive Plan in 2021 for performance in 2020, and awarded under the Company’s Executive Officer Management Incentive Plan in 2020 for performance in 2019. The non-equity incentive payments are discussed in the Compensation Discussion and Analysis on pages 31-32.
(3)    The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the Executive Salary Continuation Agreements and the Supplemental Executive Retirement Plans. The net present value of the retirement benefits used to calculate the net change in benefits was determined using the same assumptions used to determine our retirement obligations and expense for financial statement purposes. Additional information about our Executive Salary Continuation Agreements and the Supplemental Executive Retirement Plans is included on pages 35-36. The significant increase in the net actuarial net present value of future benefits under the Executive Salary Continuation Agreement for Mr. Jennings in 2019 reflects the fact that Mr. Jennings became fully vested in the remaining 50% of such benefits in 2019. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected above.
(4)    With respect to the compensation in this column for 2021, the amounts include the Company’s matching contributions under the Company’s 401(k) Defined Contribution Plan on behalf of Mr. Maddy ($11,600), Mr. Tissue ($10,400), Mr. Frye ($11,520), Mr. Jennings ($11,600) and Mr. Ritchie ($9,273). The amount also includes fees paid to Mr. Maddy ($20,500) in 2021 as a member of the Company’s and its subsidiary bank’s Boards of Directors. The amount includes discretionary contributions to the Company’s ESOP in 2021 as follows: Mr. Maddy ($14,500), Mr. Tissue ($14,500), Mr. Frye ($14,400), Mr. Jennings ($14,500), and Mr. Ritchie ($14,500). No named executive officers received perquisites in excess of $10,000 in 2021, except for Mr. Ritchie who had perquisites totaling $10,162 consisting of the following: value of the premium paid by the Company for life insurance and split dollar life insurance under the Executive Salary Continuation Agreement, company vehicle, golf membership dues, personal expenses associated with a business trip and sporting event tickets.
Total cash compensation, as measured by salary and non-equity incentive plan compensation, is based on the Company’s performance as well as employee performance and certain other factors as described in the section entitled “Executive Compensation.” For the named executive officers, total cash compensation as a percentage of total compensation in 2021 is as follows: Mr. Maddy – 64%; Mr. Tissue – 68%, Mr. Frye – 66%, Mr. Jennings – 65%, and Mr. Ritchie – 68%. The percentage of total cash compensation to total compensation for the named executive officers reflects the emphasis that is placed on cash compensation.
A description of the employment agreements with the named Executive Officers is set forth in the Section entitled “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards During 2021
The following table shows the grants awarded to the Company’s named executive officers under the Executive Officer Management Incentive Plan and the Company’s 2014 Long-Term Incentive Plan for 2021.

Name	Type of Award	Grant Date	Potential Payouts Under Non-Equity Incentive Plan Awards			Stock Settled Stock Appreciation Rights
			Threshold	Target	Maximum	Number of Shares of Stock or Units	Exercise or Base Price of Option Awards (Per Share)	Grant Date Fair Value of Stock and Option Awards (3)
						(#)
H. Charles Maddy, III	MIP(1)	2/11/2021	$96,863	$153,750	$304,425	-	-	-
	SARS(2)	7/15/2021	-	-	-	30,967	$21.85	$9.34
Robert S. Tissue	MIP(1)	2/11/2021	$53,865	$85,500	$169,290	-	-	-
	SARS(2)	7/15/2021	-	-	-	17,221	$21.85	$9.34
Patrick N. Frye	MIP(1)	2/11/2021	$43,470	$69,000	$136,620	-	-	-
	SARS(2)	7/15/2021	-	-	-	16,677	$21.85	$9.34
Scott C. Jennings	MIP(1)	2/11/2021	$53,865	$85,500	$169,290	-	-	-
	SARS(2)	7/15/2021	-	-	-	17,221	$21.85	$9.34
Bradford E. Ritchie	MIP(1)	2/11/2021	$59,535	$94,500	$187,110	-	-	-
	SARS(2)	7/15/2021	-	-	-	19,033	$21.85	$9.34

(1)Amounts represent the opportunity to earn a bonus payment varying between 25 to 30 percent of the named executive officer’s base salary as of January 1, 2021 multiplied by a multiplier based on the Company’s annual return on average tangible equity (“ROATE”) for 2021 pursuant to the Executive Officer Management Incentive Plan for 2021. The threshold and targeted ranges for the Company’s ROATE for 2021 were 10.50 to 11.49 percent and 12.50 to 13.49 percent respectively. Amounts shown represent the threshold, target and maximum payouts for which each named executive officer was eligible under the Management Incentive Plan for 2021. Amounts actually earned with respect to these awards are described in the Compensation Discussion and Analysis section and included in the Summary Compensation Table as Non-Equity Plan Compensation.
(2)Amounts represent awards of stock-settled stock appreciation rights in accordance with the Company’s 2014 Long-Term Incentive Plan (the “2014 LTI Plan”). The stock-settled stock appreciation rights have a base price of equal to $21.85, the fair market value as of the date of grant on July 15, 2021, and expire ten years from the date of grant. The stock-settled stock appreciation rights granted are time-based, with 20% vesting on each of the first five anniversaries of the grant date. The stock-settled stock appreciation rights will be settled in shares of the Company’s common stock.
(3)Amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock-based compensation. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited consolidated financial statements for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K. These amounts reflect the fair value of these awards at the grant date and do not correspond to the actual value that may be paid to or realized by the named executive officers.

Outstanding Equity Awards at December 31, 2021
The following table shows outstanding equity awards classified as exercisable and unexercisable held as of December 31, 2021, by the Company’s named executive officers.

Stock Appreciation Rights
	(#) Exercisable	(#) Unexercisable	Exercise Price	Expiration Date
H. Charles Maddy, III	20,910.0 12,534.4 12,638.8 -	- 3,133.6 18,958.2 30,967.0	$ 12.01 $ 26.01 $ 23.94 $ 21.85	04/23/2025 02/09/2027 02/07/2029 07/15/2031
Robert S. Tissue	10,768.2 6,520.8 6,820.8 -	- 1,630.2 10,231.2 17,221.0	$ 12.01 $ 26.01 $ 23.94 $ 21.85	04/23/2025 02/09/2027 02/07/2029 07/15/2031
Patrick N. Frye	3,522.6 4,483.2 4,606.0 -	- 1,120.8 6,909.0 16,677.0	$ 12.01 $ 26.01 $ 23.94 $21.85	04/23/2025 02/09/2027 02/07/2029 07/15/2031
Scott C. Jennings	17,947.0 6,520.8 6,820.8 -	- 1,630.2 10,231.2 17,221.0	$ 12.01 $ 26.01 $ 23.94 $ 21.85	04/23/2025 02/09/2027 02/07/2029 07/15/2031
Bradford E. Ritchie	17,112.0 4,361.6 4,512.4 -	- 1,090.4 6,768.6 19,003.0	$ 12.01 $ 26.01 $ 23.94 $ 21.85	04/23/2025 02/09/2027 02/07/2029 07/15/2031

Grants of stock-settled stock appreciation rights were made on April 23, 2015, February 9, 2017, February 7, 2019 and July 15, 2021. At December 31, 2021, one hundred percent of the stock-settled stock appreciation rights granted in 2015 were vested, eighty percent of the stock-settled stock appreciation rights granted in 2017 were vested, forty percent of the stock-settled stock appreciation rights granted in 2019 and none of the stock-settled stock appreciation rights granted in 2021were vested. The stock-settled stock appreciation rights vest 20% on each of the first five anniversaries of the grant date.

Options Exercised and Stock Vested During 2021
The following table provides information on the number of shares of the Company’s stock and the aggregate dollar value realized as a result of the exercise of stock options during 2021.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
H. Charles Maddy, III	-	-	-	-
Robert S. Tissue	-	-	-	-
Patrick N. Frye	-	-	-	-
Scott C. Jennings	-	-	-	-
Bradford E. Ritchie(3)	5,000	$106,070	-	-
(1)    Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock on the date of exercise and (b) the exercise price of the options.
(2)    No Stock Appreciation Rights were exercised in 2021.
(3)    Mr. Ritchie’s value was computed as described in note (1) above and was based on the following:

Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
July 22, 2021	1,000	$22.41	$2.54
September 16, 2021	4,000	$24.09	$2.54

    Pension Benefits
The following table discloses the years of credited service under, the present single-sum value of the accrued benefits for, payments during the last fiscal year to, and the annual benefits payable upon retirement to the named executive officers under the Executive Salary Continuation Agreements (the “Continuation Agreements”) and the Supplemental Executive Retirement Plan (“Supplemental Plan”) with the Company’s named executive officers

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)	Annual Benefits upon Retirement ($)(3)
H. Charles Maddy, III	Continuation Agreement	22	$1,406,000	-	$ 175,000
	Supplemental Plan	-	$ 47,000	-	$ 73,000
Robert S. Tissue	Continuation Agreement	19	$ 701,000	-	$ 125,000
	Supplemental Plan	-	$ 8,000	-	$ 25,000
Patrick N. Frye	Continuation Agreement	19	$ 899,000	-	$ 125,000
	Supplemental Plan	-	$ 14,000	-	$ 10,000
Scott C. Jennings	Continuation Agreement	22	$ 957,000	-	$ 125,000
	Supplemental Plan	-	$ 29,000	-	$ 25,000
Bradford E. Ritchie	Continuation Agreement	13	$ 304,000	-	$ 125,000
	Supplemental Plan	-	$ 6,000	-	$ 50,000

(1)    The years of credited service under the Continuation Agreements begin on the effective date of the individual agreement with each named executive officer. Each individual Continuation Agreement was executed after the date of each named executive officer’s initial employment. The executives are not vested in the benefits under the Supplemental Plans until their retirement age under each individual Supplemental Plan; accordingly, they are not granted years of service under such plans.
(2)    The material assumptions applied in quantifying the present value of the current accrued benefits include the use of a 7% discount rate and an age of death based on the 2008 Valuation Basic Tables.
(3)    The Company has included an additional column in the above Pension Benefits table. The amounts listed in this column represent the annual amount payable to the executive upon retirement at his normal retirement age under each plan.

The Continuation Agreements were supplemented by the Supplemental Plans to incent the executives to work until their retirement age. The Continuation Agreements and the Supplemental Plans are designed to provide an annual defined retirement benefit payable for the life of the executive. These benefits, when added to the retirement benefits that will be provided by the Company’s 401(k) Defined Contribution Plan, Employee Stock Ownership Plan, and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement.

Estimated Payments Upon Termination
The following tables summarize potential estimated payments and benefits that would be received by our Named Executive Officers under existing Company contracts, agreements, plans or arrangements for various scenarios involving termination of employment due to: voluntary resignation, termination for good cause, termination without good cause, death, disability, or change of control of the Company. The below information assumes that the termination occurred on December 31, 2021 and does not include any payments or benefits that the Named Executive Officers would already have been entitled to or vested in on such date under any Company contracts, agreements, plans or arrangements, including annual payments under the Executive Salary Continuation Agreements and the Supplemental Executive Retirement Plans as described on page 44 under Pension Benefits. Nor does the below information include benefits other Company employees would typically receive in the event of similar circumstances.

	Estimated Payments upon Termination Due to:
	Voluntary	Termination	Termination			Change in
	Resignation	for Good	Not For Good		Disability	Company
Name	(a)	Cause (b)	Cause (a)(c)	Death (a)(d)	(a)(e)	Control (a)(f)
H. Charles Maddy, III	$ -	$ -	$1,073,000	$2,591,000	$1,610,000	$3,131,000
Robert S. Tissue	$ -	$ -	$ 336,000	$ 847,000	$ -	$2,119,000
Patrick N. Frye	$ -	$ -	$ 352,000	$ 887,000	$ -	$1,976,000
Scott C. Jennings	$ -	$ -	$ 389,000	$ 501,000	$ -	$1,651,000
Bradford E. Ritchie	$ -	$ -	$ 320,000	$1,038,000	$ -	$1,696,000

(a)    Under the Executive Salary Continuation Agreements and the Supplemental Executive Retirement Plans, each Named Executive Officer is entitled to an annual defined retirement benefit payable for the life of the executive with such payments commencing at normal retirement age. See the summary of the Executive Salary Continuation Agreements and the Supplemental Executive Retirement Plans on pages 31-32 of the Compensation Discussion and Analysis and the present value and annual amount of such benefits listed in the Pension Benefits table on page 45. Under the Executive Salary Continuation Agreements, upon a voluntary resignation prior to normal retirement age, the executive will be paid his vested percentage of the retirement benefit payable on the first day of the month following his normal retirement age.
(b)    With respect to Mr. Maddy, above illustration of termination for good cause assumes an act of “gross negligence”. In the event of an act of “simple negligence”, Mr. Maddy would receive one times his current annual base salary ($536,500).
(c)    Mr. Maddy would receive a payment equal to two times his current base salary. Mr. Tissue, Mr. Frye and Mr. Jennings would receive a payment equal to the greater of one year’s base salary or the total base salary for the remainder of their respective employment agreements. Mr. Ritchie would receive a payment equal to one year’s base salary. Mr. Tissue, Mr. Frye and Mr. Jennings also receive their Company automobile. Conditions and obligations to the receipt of payments upon termination not for good cause are described in the Compensation Discussion and Analysis, which begins on page 25.
(d)    Upon death, each NEO’s designated beneficiary would receive the NEO’s respective split dollar life insurance death benefit. In addition, Mr. Maddy’s designated beneficiary would receive 3 times his current annual base salary and his family would receive continuation of their health insurance coverage benefits on the same terms as they previously received for 1 year.

(e)    With respect to termination payments made in the event of disability, Mr. Maddy would receive three times his current annual base salary.
(f)    The table below breaks out the types of payments and benefits that each NEO would be entitled to under a change of control, but does not include any payments or benefits that the NEOs would already have been entitled to or vested in on such date under any Company contracts, agreements, plans or arrangements upon a change in control. Such payments would consist of:

Estimated Payments upon Termination in Event of a Change in Company Control
Name	Severance	Value of Accelerated Vesting of SARS(1)	Present Value of Accelerated Benefits under Salary Continuation Agreements and Supplemental Plans(2)	Continuation of Health Insurance Benefits (3)	Value of Company Automobile	Estimated Tax Gross Up (4)	Total
H. Charles Maddy, III (5)	$1,610,000	$244,000	$564,000	$29,000	-	$684,000	$3,131,000
Robert S. Tissue (6)	$ 877,000	$135,000	$563,000	$19,000	$39,000	$486,000	$2,119,000
Patrick N. Frye (6)	$ 821,000	$119,000	$518,000	$24,000	$64,000	$430,000	$1,976,000
Scott C. Jennings (6)	$ 877,000	$135,000	$193,000	$ 9,000	$91,000	$346,000	$1,651,000
Bradford E. Ritchie (7)	$ 641,000	$132,000	$516,000	$26,000	-	$381,000	$1,696,000

(1)    Under the 2014 LTI Plan and the individual award agreements to the NEOs for the SARs, upon a change of control, if the successor or surviving corporation so agrees, some or all of the outstanding stock-settled stock appreciation rights will be assumed, or replaced with the same type of award with similar terms or conditions. Any stock-settled stock appreciation rights that are not fully vested at the time a NEO terminates employment due to a change of control will become fully vested upon such termination and remain exercisable, throughout the original term of the award. The amount disclosed in the above table is the value of the unvested SARs calculated by multiplying the number of unvested awards by the spread between the closing market price of the Company’s stock on December 31, 2021 and the applicable strike price. See the summary of the Stock Appreciation Rights on page 33 of the Compensation Discussion and Analysis and the summary of the vested and unvested SARs in the table of the Outstanding Equity Awards at December 31, 2021 on page 47.
(2)    The disclosures in the above table reflects the present value of the unvested benefits held by these NEOs under the Executive Salary Continuation Agreements and the Supplemental Executive Retirement Plans by calculating the difference between the present value of the full benefits to which each NEO would be entitled and the present value of the vested portion of the benefits. For purposes of the disclosures in the above table, no payments are included for Mr. Maddy under the Executive Salary Continuation Agreement because he is 100% vested in the benefits under the Executive Salary Continuation Agreement. Mr. Tissue, Mr. Frye, Mr. Jennings and Mr. Ritchie are 50% vested in the benefits under the Executive Salary Continuation Agreements. The executives are not vested in the benefits under the Supplemental Executive Retirement Plans.

(3)    In the event of termination by the executive for Good Reason or the Company constituting Wrongful Termination (as such terms are defined in Mr. Maddy’s Change in Control Agreement and the Employment Agreements for each of the other executives) following an event of a change in Company control, each NEO would receive continuation of their health insurance coverage benefits on the same terms as they previously received for the following terms: Mr. Maddy – 3 years; Mr. Tissue – 2 years, Mr. Frye – 2 years; Mr. Jennings - 2 years; and Mr. Ritchie – 2 years.
(4)    The estimated tax gross up is based on the 20% excise tax, grossed up for income taxes (at a marginal effective rate of 43.5%), on the amount of severance and other benefits above each NEO’s average five-year W-2 earnings multiplied by 2.99.
(5)    There are five (5) scenarios under which Mr. Maddy may be terminated and paid severance under his Change in Control Agreement. The amount disclosed in the severance column in the above table represents the amount of severance under scenarios one, four and five described below. The five scenarios are as follows:
•    Under the first scenario, if Mr. Maddy works for the acquiring company for a period of one year (the “Transition Period”), then upon expiration of the Transition Period, he is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.
•    Under the second scenario, if Mr. Maddy terminates his employment within six months of a change of control, then he is entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement. The amount of severance under this scenario is $402,000.
•    Under the third scenario, if Mr. Maddy terminates his employment after the first six months following the change of control, but before completion of the Transition Period, then he is not entitled to a severance payment under the Change in Control Agreement.
•    Under the fourth scenario, if Mr. Maddy terminates for Good Reason (as defined in the Compensation Discussion and Analysis, which begins on page 25) or is terminated under circumstances constituting wrongful termination, then he is entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement. Mr. Maddy is also entitled to receive payment of cash incentive award, if any, under the Company’s Annual Incentive Plan and continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is thirty-six (36) months after the date of consummation of the change of control.
•    Under the fifth scenario, if Mr. Maddy is terminated as a result of disability or death during the Transition Period, Mr. Maddy is entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.
In addition, under the Change of Control Agreement, Mr. Maddy agrees not to engage, directly or indirectly, in the business of banking in the Restricted Area (as defined in the Change of Control Agreement) for a period of three years after expiration of the Transition Period.
(6)    There are two (2) scenarios under which Messrs. Tissue, Frye and Jennings may be terminated and paid severance under the change of control provisions in each of their Employment Agreements. The two scenarios are as follows:

•    If Messrs. Tissue, Frye or Jennings are terminated for Good Reason (as defined in the Employment Agreement) or are terminated under circumstances constituting Wrongful Termination (as defined in the Employment Agreement), then the terminated executive officer is entitled to a payment equal to his Salary (as defined in the Employment Agreement) multiplied by the number of months between the effective date of termination and the date that is twenty four (24) months after the date of consummation of change of control, provided in no event shall the executive officer receive a lump sum payment that is less than 100% of his Salary. The amount in the severance column in the above table represents the severance amount under this scenario.
•    If Messrs. Tissue, Frye or Jennings terminate within six months of a change of control, the terminated executive officer is entitled to a lump sum payment equal to seventy-five percent (75%) of his Salary in effect immediately prior to the date of consummation of the Change of Control (as defined in the Employment Agreement). The amount of severance under this scenario is $329,000 for Messrs. Tissue and Jennings and $308,000 for Mr. Frye.
(7)    Upon a change of control, under Mr. Ritchie’s Employment Agreement, if Mr. Ritchie is terminated for Good Reason (as defined in the Employment Agreement) or is terminated under circumstances constituting Wrongful Termination (as defined in the Employment Agreement), then Mr. Ritchie is entitled to a payment equal to his Salary (as defined in the Employment Agreement) multiplied by the number of months between the effective date of termination and the date that is twenty four (24) months after the earlier of the date of termination and the date of consummation of change of control, provided in no event shall Mr. Ritchie receive a lump sum payment that is less than 100% of his Salary. The amount in the severance column in the above table represents the severance amount under this scenario.

Director Compensation 2021
The following table sets forth certain information regarding the compensation earned by or awarded to each director who served on the Company’s Board of Directors in 2021 except for H. Charles Maddy, III whose compensation as a named executive officer of the Company is presented in the Summary Compensation Table on page 44.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Oscar M. Bean	$77,325	-	-	-	-	-	$77,325
Dewey F. Bensenhaver	$22,200	-	-	-	-	-	$22,200
Ronald L. Bowling	$22,700	-	-	-	-	-	$22,700
J. Scott Bridgeforth	$21,700	-	-	-	-	-	$21,700
James M. Cookman	$23,500	-	-	-	-	-	$23,500
John W. Crites, II	$23,700	-	-	-	-	-	$23,700
James P. Geary, II	$24,600	-	-	-	-	-	$24,600
Georgette R. George	$24,750	-	-	-	-	-	$24,750
John B. Gianola	$23,800	-	-	-	-	-	$23,800
Gary L. Hinkle	$26,750	-	-	-	-	-	$26,750
Jason A. Kitzmiller	$22,700	-	-	-	-	-	$22,700
Charles S. Piccirillo	$25,550	-	-	-	-	-	$25,550
John H. Shott	$22,900	-	-	-	-	-	$22,900
Ronald B. Spencer	$24,400	-	-	-	-	-	$24,400
Jill S. Upson(4)	$ 500	-	-	-	-	-	$ 500

(1)    Directors of the Company received $500 per board meeting attended. Non-employee Directors of the Company who serve on the Company’s Audit and Compliance Committee and Compensation and Nominating Committee received $750 for each meeting attended. Non-employee Directors of the Company who serve on the Company’s Executive Committee received $500 for each meeting attended. Non-employee Directors serving on other Company Committees received $300 per committee meeting attended.
Members of the Board of Directors of the subsidiary of the Company are paid an annual retainer fee based on the asset size of the subsidiary bank as of December 31st of the prior year and receive $500 for each meeting attended. For 2021, the annual retainer paid to the Members of the Board of Directors of the subsidiary bank was $15,000. Non-employee Directors of the subsidiary bank who serve on the subsidiary bank’s Executive Committee received $500 for each meeting attended. Non-employee Directors serving on other bank subsidiary committees received $300 for each committee meeting attended.

All of the members of the Board of Directors of the Company are also members of the Board of Directors of the bank subsidiary of the Company, and accordingly, receive fees from the bank subsidiary of the Company. In addition, Mr. Maddy is a member of the Board of Directors of the subsidiary bank of the Company and as such receives fees from the bank subsidiary. The fees received by Mr. Maddy are included in the Summary Compensation Table under “All Other Compensation.”
If an individual is a member of the Board of Directors of the Company or its subsidiary bank and is also an employee of the Company or any of its subsidiaries, then such director will be paid the retainer fees and the fees for each board meeting attended as set forth above; however, such director will not be paid the fees for each committee meeting attended.
(2)    Pursuant to the Summit Directors’ Deferral Plan, the Company’s Directors may elect to defer their retainer, meeting and committee fees earned. The Company invests amounts equating to the deferrals of each participating director in phantom investments in various mutual funds. Benefits payable to participant directors at retirement under the Plan will equate to the then current value of the individual investments. The Company’s subsidiary has a similar deferral plan for its directors. The Company has not provided above-market or preferential earnings on any non-qualified deferred compensation and, accordingly, no such amounts are reflected in the above table.
(3)    Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a director in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program, including health insurance coverage under the Company’s health insurance plan for certain members of the Company’s Board of Directors. This benefit is only available for directors originally elected to the Board prior to 1994. For those still receiving health insurance coverage, payment by the Company for such coverage will be discontinued upon their retirement. No directors received perquisites in excess of $10,000.
(4)    Ms. Upson joined the Board of Directors on November 18, 2021 and attended one Board meeting in 2021.

Pay Ratio
    As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of H. Charles Maddy, III, our President and Chief Executive Officer (our “CEO”).
    For 2021, our last completed fiscal year:
•the annual total compensation of our median employee was $44,000; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $1,297,000.
    Based on this information, for 2021 the ratio of the annual total compensation of H. Charles Maddy, III, our President and Chief Executive Officer, to the annual total compensation of our median employee was 29 to 1.
    We took the following steps to identify the median employee and to determine the annual total compensation of our median employee.
•We determined that, as of December 31, 2020, our employee population consisted of approximately 435 individuals (excluding our CEO). This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date.
•To identify the median employee from our employee population, we used the amount of federal taxable wages for the identified employees as reflected in our payroll records for the twelve-month period beginning January 1, 2020 and ending December 31, 2020. For wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques.
•For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $44,000 which includes salary, non-equity incentive payments, the Company’s matching contribution under the Company’s 401(k) Defined Contribution Plan, discretionary contributions to the Company’s ESOP and the dollar value of the life insurance premiums paid by the Company for the median employee.
•For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this proxy statement.
        The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation and Nominating Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation and Nominating Committee
Oscar M. Bean
Dewey F. Bensenhaver
James P. Geary, II
John B. Gianola
Gary L. Hinkle
Charles S. Piccirillo

ITEM 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Yount, Hyde & Barbour, P.C. to serve as our independent registered public accounting firm for 2022 subject to the ratification of our shareholders. For information concerning the audit fees paid by the Company in 2021 and 2020 to Yount, Hyde & Barbour, P.C. and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on page 58 of this Proxy Statement.
Representatives of Yount, Hyde & Barbour, P.C. will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
The affirmative vote of a majority of votes cast on this proposal is required for the ratification of this proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.
Shareholder ratification of the selection of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Yount, Hyde & Barbour, P.C. to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit and Compliance Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and our shareholders.
The Board of Directors recommends a vote FOR the ratification of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm for the year 2022.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of seven (7) independent directors. The members of the Audit and Compliance Committee are Chairman, John B. Gianola, John W. Crites, II, Georgette R. George, Gary L. Hinkle, Jason A. Kitzmiller, Charles S. Piccirillo and Ronald B. Spencer.
The Audit and Compliance Committee operates under a written charter adopted by the Company’s Board of Directors. A copy of the Audit and Compliance Committee Charter is available on the Company’s website at www.summitfgi.com.
On November 14, 2016, the Board of Directors of the Company engaged Yount, Hyde & Barbour, P.C. as its successor independent registered public accounting firm to audit the Company’s financial statements. Since January 1, 2014, the Company has not consulted Yount, Hyde & Barbour, P.C. regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1) of Regulation S-K (there being none). At the 2021 Annual Meeting of shareholders, the shareholders of the Company ratified Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the year ended December 31, 2021.
The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2021, and discussed them with Management and the Company’s independent auditors, Yount, Hyde & Barbour, P.C. The Audit and Compliance Committee also has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission.
The Audit and Compliance Committee has received from the independent auditors the written disclosures and letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence”, and the Audit and Compliance Committee has discussed with the auditors their independence from the Company and Management.
Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2021, be included in the Company’s Annual Report on Form 10-K for 2021.
Audit and Compliance Committee
John B. Gianola, Chairman
John W. Crites, II
Georgette R. George
Gary L. Hinkle
Jason A. Kitzmiller
Charles S. Piccirillo
Ronald B. Spencer

Fees To Independent Registered Public Accounting Firm
The following table presents fees for professional services rendered by Yount, Hyde & Barbour, P.C. to perform an audit of the Company’s annual financial statements for the years ended December 31, 2021 and December 31, 2020.

	2021	2020
Audit Fees(1)	$263,000	$308,500
Audit-Related Fees(2)	$ 1,500	$ 3,500
Tax Fees(3)	$ 16,000	$ 13,500
All Other Fees(4)	-	-
Total Fees	$280,500	$325,500
(1)    Audit Fees — These are fees for professional services performed by Yount, Hyde & Barbour, P.C. associated with the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, review of the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, and preparation of consents.
(2)    Audit-Related Fees —Audit-related fees during 2021 and 2020 were for due diligence responses in conjunction with the Company’s subordinated debt private placement transactions.
(3)    Tax Fees — These are fees for professional services provided by Yount, Hyde & Barbour, P.C. for tax compliance services in 2021 and 2020.
(4)    All Other Fees — Yount, Hyde & Barbour, P.C. did not provide the Company other services not described in the above items.
All services rendered by Yount, Hyde & Barbour, P.C. are permissible under applicable laws and regulations, and pre-approved by the Audit and Compliance Committee. The Audit and Compliance Committee’s pre-approval policies for audit and non-audit services provided to the Company by Yount, Hyde & Barbour, P.C. are as follows:
•    Any proposed services that would result in fees exceeding 5% of the total audit fees require specific pre-approval by the Audit and Compliance Committee.
•    Any proposed services that would result in fees of less than 5% of the total audit fees may be commenced prior to obtaining pre-approval of the Audit and Compliance Committee. However, before any substantial work is completed, Yount, Hyde & Barbour, P.C. must obtain the approval of such services from the Chairman of the Audit and Compliance Committee.
The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which are the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.
The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining Yount, Hyde & Barbour, P.C. For more information concerning the Company’s Audit and Compliance Committee, see pages 15-16 of these Annual Meeting materials.

REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION
OF SHAREHOLDER PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF SHAREHOLDERS

Shareholder Proposals for the 2023 Annual Meeting
Shareholder Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, shareholder proposals intended to be presented at the Company’s 2023 Annual Meeting of Shareholders must be received by us, Attention: Secretary, at our principal executive offices by December 10, 2022, for inclusion in the proxy statement and form of proxy relating to that meeting. If the 2023 Annual Meeting date is scheduled to be held more than thirty (30) days before or after May 19, 2023, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received. We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.
Shareholder Proposals for Presentation at the 2023 Annual Meeting. Shareholder proposals to be brought before our 2023 Annual Meeting and submitted outside the processes of Rule 14a-8 must be received by us, Attention: Secretary, at our principal executive offices by February 23, 2023. If notice is not provided by February 23, 2023, the proposal will be considered untimely and, if presented at the 2023 Annual Meeting, the persons named in the Company’s proxy for the 2023 Annual Meeting of Shareholders will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been addressed in the proxy statement for the 2023 Annual Meeting of Shareholders.
Nomination of Directors
Under our Articles of Incorporation, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors. These procedures provide that nominations for Directors at an annual meeting of shareholders must be submitted in writing to the President of the Company at P. O. Box 179, 300 North Main Street, Moorefield, West Virginia 26836. The nomination must be received no later than:
•    thirty (30) days in advance of an annual meeting if at least thirty (30) days prior notice is provided; or
•    five (5) days following the day on which the notice of meeting is mailed if less than thirty (30) days’ notice is given.
The nomination must contain the following information about the nominee and notifying shareholder:
•    name of the nominee;
•    address of the nominee;
•    principal occupation of the nominee;

•    the number of shares of common stock held by the notifying shareholder; and the name and address of the notifying shareholder.
The chairman of the meeting may refuse to acknowledge the nomination of any person, if not in compliance with the foregoing procedures.
The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote the proxies in accordance with their best judgment.
Stock Transfers
Current market quotations for the common stock of Summit Financial Group, Inc. are available on the NASDAQ Capital Market under the symbol “SMMF.”

ANNUAL REPORT

The annual report of the Company for the year ended December 31, 2021, is being mailed concurrently with this Proxy Statement.
The financial statements and other information to be delivered with this Proxy Statement constitute the annual disclosure statement as required by 12 C.F.R. 18.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2021. Requests for copies of such report should be directed to Julie R. Markwood, Senior Vice President, Chief Accounting Officer, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or e-mail jmarkwood@summitfgi.com.

Whether or not you plan to attend the Meeting, please mark, sign, date, and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors,

April 11, 2022

Summit FINANCIAL GROUP
Strength. Vision. Prosperity.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online During the Meeting
Go to www.meetnow.global/MM5ZCZ2 at the meeting date and time. Control Number is in the shaded bar below.

Online Before the Meeting
Go to www.investorvote.com/SMMF or scan the QR code. Control Number is in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SMMF

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2022 Annual Meeting Proxy Card   CONTROL NUMBER: 1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:
To elect five (5) Directors of Summit to serve a three-year term until the 2025 Annual Meeting or until their successors are elected and qualified

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Oscar M. Bean	☐	☐	02 - John W. Crites, II	☐	☐	03 - James P. Geary, II	☐	☐
04 - Charles S. Piccirillo	☐	☐	05 - Jill S. Upson	☐	☐			

Proposal	For	Against	Abstain
2. To adopt a non-binding resolution to approve the compensation of the Company's named executive officers.	☐	☐	☐
3. To ratify the selection of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2022

The proxy statement, along with our 2021 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2021, are available free of charge on the following website: www.summitfgi.com.

The 2022 Annual Meeting of Shareholders of Summit Financial Group, Inc. will be held on Thursday, May 19th, 2022 at 1:00 pm Eastern Time, virtually via the internet at www.meetnow.global/MM5ZCZ2.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SMMF

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

SUMMIT FINANCIAL GROUP, INC.

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Notice of 2022 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2022

The undersigned shareholder(s) of Summit Financial Group, Inc. ("Summit") hereby appoints Julie R. Markwood and Teresa D. Ely, or either of them, with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Summit Financial Group, Inc. to be held on May 19, 2022, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as specified by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors under Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

Change of Address — Please print new address below.

Comments — Please print your comments below.

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